UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oracle Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Oracle Parkway

Redwood City, California 94065

August 26, 2011

To our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, October 12, 2011, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2011 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal 2011. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process should provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Voting electronically, by telephone or returning your proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting in person, we invite you to watch the proceedings via webcast by going to www.oracle.com/investor.

Sincerely,

Lawrence J. Ellison
Chief Executive Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Wednesday, October 12, 2011
PLACE	Oracle Conference Center, 350 Oracle Parkway, Redwood City, CA 94065
LIVE WEBCAST	Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, October 12, 2011
ITEMS OF BUSINESS	(1) To elect the Board of Directors to serve for the next year.
(2) To hold an advisory vote on executive compensation.
(3) To hold an advisory vote on the frequency of future advisory votes on executive compensation.
(4) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.
(5) To consider and to act on a stockholder proposal, if properly presented at the Annual Meeting.
(6) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	August 15, 2011
PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on August 15, 2011, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Oracle stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on August 15, 2011, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Dorian Daley Senior Vice President, General Counsel and Secretary August 26, 2011

ORACLE CORPORATION

2011 ANNUAL MEETING

PROXY STATEMENT

PROXY STATEMENT

August 26, 2011

We are providing these proxy materials in connection with Oracle Corporation’s 2011 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement, the accompanying proxy card or voting instruction card and our 2011 Annual Report on Form 10-K were first made available to stockholders on or about August 26, 2011. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2011 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on five items of business:

•	the election of directors (Proposal 1);

•	an advisory vote on executive compensation (Proposal 2);

•	an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3);

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 4); and

•	a stockholder proposal, if properly presented at the Annual Meeting (Proposal 5).

If any other business properly comes before the meeting, you will be voting on those items as well.

What are the Board of Directors’ recommendations?

The Board recommends that you vote your shares as follows:

•	for the election of each of the directors (Proposal 1);

•	for the approval, on an advisory basis, of executive compensation (Proposal 2);

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 4);

•	against the stockholder proposal (Proposal 5); and

•	for or against other matters that come before the Annual Meeting, if any, as the proxy holders deem advisable.

The Board has determined not to make a recommendation regarding whether future advisory votes on executive compensation should occur every year, every two years or every three years (Proposal 3). Instead, the Board will wait and consider the views of our stockholders before making any determination as to the appropriate frequency of future advisory votes on executive compensation.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set August 15, 2011, as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on August 15, 2011, may vote at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders as of the record date and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive?

The Annual Meeting will be held at the Oracle Conference Center, 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 9:00 a.m. to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m.;

•	be prepared to comply with security requirements, which include security guards searching all bags and attendees passing through a metal detector, among other security measures;

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, may not be permitted in the meeting rooms; and

•

bring photo identification, such as a driver’s license, and proof of ownership of Oracle stock on the record date, August 15, 2011, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on August 15, 2011, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, we will be unable to admit you to attend in person.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting will be webcast on October 12, 2011. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website at www.oracle.com/investor following the Annual Meeting through October 19, 2011.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2011 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to www.oracle.com/investor, http://www.proxyvoting.com/orcl or the website provided on your proxy card or voting instruction card.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 5,058,717,014 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast. This means that the twelve individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of the election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website at www.oracle.com/goto/corpgov.

How many votes are required to adopt the other proposals?

Each of the advisory vote on executive compensation, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposal will be approved if such items receive the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

For the advisory vote regarding the frequency of future advisory votes on executive compensation, you may vote to have such advisory votes every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or you may “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your votes on Proposals 2 and 3 (vote on executive compensation and the frequency of future advisory votes on executive compensation) are advisory, which means the results are non-binding on Oracle, the Board of Directors and the committees of the Board. Although non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding executive compensation and the frequency of conducting future advisory votes on executive compensation.

What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•

in accordance with the recommendations of the Board of Directors on each of the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the ratification of Ernst & Young LLP (Proposal 4), and the stockholder proposal (Proposal 5);

•	as an abstention for the advisory vote regarding the frequency of future advisory votes on executive compensation (Proposal 3); and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young LLP as our accounting firm (Proposal 4) because that is deemed to be a routine matter, but the broker could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. We have also retained Georgeson Inc. to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $11,500, plus customary costs and expenses.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Annual Meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

Who will count the votes?

BNY Mellon Shareowner Services has been appointed as the inspector of elections for the Annual Meeting. All votes will be tabulated by a representative of BNY Mellon Shareowner Services. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, BNY Mellon Shareowner Services, by calling 1-866-278-4885, by emailing shrrelations@bnymellon.com, or writing to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA, 15252-8015, or visit their website at www.bnymellon.com/shareowner/isd to get more information about these matters.

What if I need to change my email address?

Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address that we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to www.oracle.com/investor, http://www.proxyvoting.com/orcl or the website provided on your proxy card or voting instruction card, to request complete electronic delivery and supply the appropriate email address.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 8:59 p.m., Pacific Time, on October 11, 2011.

Vote on the Internet

If you have Internet access, you may submit your proxy by going to www.proxyvoting.com/orcl and following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by dialing 1-866-540-5760 or, if your shares are held with a broker, the telephone number provided on your Notice, proxy card or voting instruction card. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail

If you have elected to receive printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

BOARD OF DIRECTORS

Nominees for Directors

Information concerning our nominees for election to the Board at the Annual Meeting is set forth below. Our Board of Directors consists of twelve nominees, all of whom stood for election at our last annual meeting of stockholders. We refer to these directors as the “incumbent directors” in this proxy statement.

Our Corporate Governance Guidelines (which are described in detail below under “Corporate Governance—Corporate Governance Guidelines”) contain Board membership qualifications that apply to Board nominees recommended by the Nomination & Governance Committee (the “Governance Committee”). The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish areas of core competency of the Board, including, among others, industry knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision. As described above, the Governance Committee and the Board value a diversity of backgrounds, experience, perspectives and leadership in different fields when identifying Board nominees.

Below we identify and describe the key experience, qualifications and skills our director nominees bring to the Board and that the Board considers important in light of Oracle’s businesses and industry.

•

Industry Knowledge and Experience. We seek to have directors with experience as executives, directors or in other leadership positions in the particular technology industries in which we compete because our success depends on developing and investing in innovative products and technologies. Among other things, this experience is critical to the Board’s ability to understand our products and business, to assess our competitive position within the technology industry and the strengths and weaknesses of our competitors, to be aware of technology trends and innovations, and to evaluate potential acquisitions and our acquisition strategy, generally.

•

Management, Accounting and Finance Expertise. We believe that an understanding of management practices, finance and financial reporting processes is important for our directors. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth that permit the Board to, among other things, identify and recommend improvements to our business operations, sales and marketing approaches and product strategy. We also seek to have a number of directors who qualify as audit committee financial experts and we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision. We believe that directors with experience in significant leadership positions are commonly required to provide excellent business judgment, demonstrate leadership skills and develop strategic vision. We seek directors with these characteristics as they bring special insights to Board deliberations and processes.

The experiences, qualifications and skills of each director that the Board considered in their nomination are included below following their individual biographies. The Board concluded that each nominee should serve as a director based on the specific experience and attributes listed below and in the case of incumbent directors, the direct personal knowledge of each nominee’s previous service on the Board, including the insight and collegiality each nominee brings to the Board’s functions and deliberations.

Jeffrey S. Berg, 64, has served as a Director since February 1997 and as a member of the Governance Committee since October 2001. He has been an agent in the entertainment industry for over 35 years and the Chairman and Chief Executive Officer of International Creative Management, Inc. (ICM), a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is currently on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Key Director Qualifications

As Chief Executive Officer of ICM, Mr. Berg brings to the Board over 25 years of leadership experience running one of the world’s preeminent full service talent agencies in the entertainment industry. Mr. Berg’s experience as CEO and as a representative of some of the world’s most well-known celebrities offers the Board a unique perspective with respect to managing a global brand in rapidly-changing industries and in management, compensation, and operational matters.

H. Raymond Bingham, 65, has served as a Director and as a member of the Finance and Audit Committee (the “F&A Committee”) since November 2002, as a member and Chairman of the Committee on Independence Issues (the “Independence Committee”) since July 2003 and as a member and Chairman of the Governance Committee since August 2005. He has been an Advisory Director of General Atlantic LLC, a leading global private equity firm providing capital for growth companies driven by information technology or intellectual property, since January 2010 and Managing Director from September 2005 to December 2009. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also currently serves as a director of Flextronics International, Spansion Inc., Dice Holdings, Inc., STMicroelectronics N.V. and Fusion-io, Inc.

Key Director Qualifications

As the former Chief Executive Officer of Cadence, Mr. Bingham brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Bingham’s experience in leading Cadence’s global expansion into India, China and Russia and the extension of Cadence’s technology leadership through a series of strategic acquisitions, internal research and development and venture investments provides the Board with a perspective readily applicable to challenges faced by Oracle. Mr. Bingham’s current role at General Atlantic requires him to be very familiar with companies driven by information technology or intellectual property. In addition, the Board benefits from Mr. Bingham’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former Chief Financial Officer of Cadence. Mr. Bingham’s service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Michael J. Boskin, 65, has served as a Director since April 1994, as a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005, and as a member of the Governance Committee since July 1994. He is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also currently serves as a director of Exxon Mobil Corporation.

Key Director Qualifications

Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns, and the implications of changing technology and demography on capital, labor, and product markets. He brings to the Board significant economic and financial expertise and provides the Board with a unique perspective on a number of challenges faced by Oracle due to its global operations, including, for example, questions regarding international tax and monetary policy, treasury functions, currency exposure, general economic and labor trends and risks. In addition, Dr. Boskin’s experience as Chief Executive Officer of his consultancy firm and as a director of large, complex global organizations provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Safra A. Catz, 49, has been a President since January 2004, Chief Financial Officer most recently since April 2011 and has served as a Director since October 2001. She was previously Chief Financial Officer from November 2005 until September 2008 and Interim Chief Financial Officer from April 2005 until July 2005. Prior to being named President, she held various other positions with us since joining Oracle in 1999. She also currently serves as a director of HSBC Holdings plc.

Key Director Qualifications

In her current role at Oracle, Ms. Catz is primarily responsible for all operations at Oracle other than product development, sales and marketing, consulting, support and Oracle’s industry-specific global business units. Ms. Catz leads the execution of our acquisition strategy and integration of acquired companies and products. As a member of our Board, we benefit from Ms. Catz’s 12 years with Oracle and her unique expertise regarding Oracle’s strategic vision, management and operations. Prior to coming to Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette from 1997 to 1999 covering the technology industry. Through this experience, Ms. Catz brings valuable insight regarding the technology industry, generally, and in particular in the execution of our acquisition strategy. In addition, Ms. Catz’s service as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Bruce R. Chizen, 55, has served as a Director since July 2008, as Chair of the Compensation Committee since January 2011, as a member of the Compensation Committee since October 2010, and as an alternate member of the F&A Committee since October 2008. He is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008 and as a Venture Partner at Voyager Capital since August 2009. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, from November 2007 through November 2008. From December 2000 to November 2007, Mr. Chizen served as Chief Executive Officer of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting Chief Financial Officer from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 and held various positions in its Consumer Products Division and Graphics Products Division. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also currently serves as a director of Synopsys, Inc.

Key Director Qualifications

As the former Chief Executive Officer of Adobe, Mr. Chizen brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Chizen’s experience in heading the extension of Adobe’s product leadership provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Chizen’s current roles at Permira and Voyager require him to be very familiar with companies driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. In addition, the Board benefits from Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former acting Chief Financial Officer of Adobe. Mr. Chizen’s service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

George H. Conrades, 72, has served as a Director since January 2008, as a member of the Governance Committee since July 2008, and as a member of the Compensation Committee since January 2011. He has served as Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005 and as a Venture Partner at Polaris Venture Partners, an early stage investment company, since August 1998. He served as Chairman and CEO of Akamai Technologies from April 1999 to May 2005. Mr. Conrades also currently serves as a director of Harley-Davidson, Inc. and Ironwood Pharmaceuticals, Inc.

Key Director Qualifications

As the former Chief Executive Officer of Akamai, Mr. Conrades brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. Mr. Conrades’ experience provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Conrades’ current role at Polaris requires him to be very familiar with growth companies, including those driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. Mr. Conrades’ service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Lawrence J. Ellison, 67, has been Chief Executive Officer and a Director since he founded Oracle in June 1977. He served as Chairman of the Board from May 1995 to January 2004.

Key Director Qualifications

Mr. Ellison is Oracle’s founder and has served as our Chief Executive Officer since we commenced operations in June 1977. Mr. Ellison is widely regarded as a technology visionary and one of the world’s most successful business executives. Mr. Ellison’s familiarity and knowledge of our technologies and product offerings are unmatched. He continues to lead the development and execution of our business, technology and acquisition strategies and for more than 30 years has successfully steered Oracle in new strategic directions in order to adapt to and stay ahead of our competition and changing industry trends. Mr. Ellison is our largest stockholder, owning approximately 22.4% of the outstanding shares of our common stock, directly aligning his interests with those of all of our stockholders.

Hector Garcia-Molina, 57, has served as a Director since October 2001 and as a member of the Independence Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Key Director Qualifications

Widely regarded as an expert in computer science, Mr. Garcia-Molina brings to the Board significant technical expertise in the fields of computer science, generally, and database technology, specifically. Mr. Garcia-Molina is the author of numerous books, journal articles, papers and reports documenting his research on a variety of technology subjects, including distributed computing systems, digital libraries and database systems. Mr. Garcia-Molina is a Fellow of the Association for Computing Machinery and the American Academy of Arts and Sciences and, from 1997 to 2001, was a member the President’s Information Technology Advisory Committee. Mr. Garcia-Molina also serves as a Venture Advisor for Onset Ventures and is a member of technical advisory boards of numerous private companies. In these roles, and as a former director of other public companies, Mr. Garcia-Molina has helped oversee the strategy and operations of other technology companies and brings a valuable technical and industry-specific perspective to the Board’s consideration of Oracle’s product strategy, competitive positioning and current and future technology trends.

Jeffrey O. Henley, 66, has served as Chairman of the Board since January 2004 and as a Director since June 1995. He served as Executive Vice President and Chief Financial Officer from March 1991 to July 2004.

Key Director Qualifications

As a member of our Board, we benefit from Mr. Henley’s 20 years with Oracle and his significant expertise and knowledge regarding our strategic vision, management and operations. Mr. Henley meets regularly with significant Oracle customers and is instrumental in closing major commercial transactions worldwide. This role allows Mr. Henley to remain close to our customers and the technology industry, generally. Mr. Henley also brings to the Board significant financial and accounting expertise from his service as our former Chief Financial Officer, as well as CFO and other finance positions held by Mr. Henley prior to his joining Oracle.

Mark V. Hurd, 54, has been a President and served as a Director since September 2010. Prior to joining us, he served as Chairman of the Board of Directors of Hewlett-Packard Company (HP) from September 2006 to August 2010 and as Chief Executive Officer, President and a member of the Board of Directors of HP from April 2005 to August 2010.

Key Director Qualifications

In his current role at Oracle, Mr. Hurd is responsible for sales and marketing, consulting, support and Oracle’s industry-specific global business units. As a member of our Board, we benefit from Mr. Hurd’s insight as he helps guide Oracle’s sales and marketing efforts, manages our support and consulting organizations and acts as a primary contact for our customers. As the former Chief Executive Officer of HP and NCR Corporation, Mr. Hurd brings to the Board first-hand experience in successfully leading and managing large, complex global sales, support and consulting organizations in the technology industry. Mr. Hurd’s hardware experience is particularly important to us given our recent acquisition of Sun Microsystems, Inc. (Sun). In addition, Mr. Hurd’s prior experience as Chairman of HP’s board and as a director of another large, public company provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Donald L. Lucas, 81, has served as a Director since March 1980. He was Chairman of the Board from October 1980 to May 1990. He has served as a member of the F&A Committee since December 1982, as Chairman of the F&A Committee since 1987 and as a member of the Independence Committee since October 1999. He was a member and Chairman of the Executive Committee from December 1985 to July 2008, when the Committee was eliminated. He has been a self-employed venture capitalist since 1967. He also currently serves as a director of Cadence Design Systems, Inc. and 51job, Inc.

Key Director Qualifications

Mr. Lucas brings to the Board more than 30 years of association with Oracle, which began when Mr. Lucas was one of our first venture investors. His unique historical perspective on Oracle is valuable in the Board’s consideration of Oracle’s operations and strategy as well as the Board’s interactions with management. In addition, Mr. Lucas is highly regarded for his business judgment and significant investment and financial expertise and experience. Mr. Lucas’ success as a venture capitalist across a variety of industries, including technology, is well-known both domestically and internationally and provides the Board and Oracle with a valuable network of contacts around the world. He also has extensive experience over the course of his career as a director and advisor to a large number of small and large multinational companies, as well as private companies, including many technology companies, where he has helped oversee strategy, risk, and financial and accounting matters. This deep operational and financial expertise is valuable to the Board in its oversight of Oracle’s business.

Naomi O. Seligman, 73, has served as a Director since November 2005 and as a member of the Compensation Committee since June 2006. She is a senior partner at Ostriker von Simson, a technology research firm which chairs the CIO Strategy Exchange. Since 1999, this forum has brought together senior executives in four vital quadrants of the IT sector. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. Ms. Seligman also currently serves as a director of The Dun & Bradstreet Corporation and Akamai Technologies, Inc.

Key Director Qualifications

As a senior partner at Ostriker von Simson and co-partner of the CIO Strategy Exchange, and in her prior role as a co-founder and senior partner of the Research Board, Ms. Seligman is recognized as a thought leader in the technology industry. Ms. Seligman also serves as a director of large multinational companies, where she helps oversee global strategy and operations which provides our Board with important perspectives in its evaluation of Oracle’s practices and processes. As a member of our Board, we also benefit from Ms. Seligman’s unique experience and customer-focused perspective and the valuable insights gained from the senior-level relationships she maintains throughout the technology industry.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Presidents, Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

The Board met six times during fiscal 2011: four were regularly scheduled meetings and two were special meetings. Each director attended at least 75% of all Board and applicable committee meetings in fiscal 2011. Board members are expected to attend the Annual Meeting of Stockholders and all incumbent directors attended last year’s annual meeting.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee (“F&A Committee”), the Nomination & Governance Committee (“Governance Committee”), the Compensation Committee and the Committee on Independence Issues (“Independence Committee”). The table below provides current membership information, as well as meeting information for each such Board committee.

Each committee periodically reviews its charter as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Compensation, F&A, Governance and Independence Committees are posted on our website at www.oracle.com/goto/corpgov.

Committee Memberships

Name	F&A	Governance	Compensation	Independence
Jeffrey Berg		M
H. Raymond Bingham	M	C		C
Michael J. Boskin	VC	M
Safra A. Catz
Bruce R. Chizen (1)	A		C
George H. Conrades (2)		M	M
Lawrence J. Ellison
Hector Garcia-Molina				M
Jeffrey O. Henley
Mark V. Hurd
Donald L. Lucas	C			M
Naomi O. Seligman			M
Number of 2011 Meetings	17	4	19	16

M	Member	A	Alternate Member
C	Chair	VC	Vice Chair

(1)	Joined the Compensation Committee in October 2010 and became Chair on January 1, 2011.

(2)	Joined the Compensation Committee in January 2011.

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control over financial reporting;

•	review and appraise the audit efforts of our independent auditors;

•	oversee our internal audit department;

•	evaluate our quarterly financial performance at earnings review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board of Directors and the independent auditors, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department;

•	review and, if within its delegated range of authority, approve merger and acquisition and financial transactions proposed by our management; and

•

produce the Report of the Finance and Audit Committee of the Board as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement).

The F&A Committee held executive sessions with our independent auditors on five occasions in fiscal 2011. The F&A Committee operates under a written charter adopted by our Board of Directors. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Independence Committee has determined that each member of the F&A Committee, including the alternate member, during fiscal 2011, satisfied both the SEC’s additional independence requirements for members of audit committees and the other requirements of the NASDAQ Stock Market LLC (“NASDAQ”) for members of audit committees. In addition, the Board has determined that each of Donald L. Lucas and H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination & Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Compensation Committee

The primary functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, salaries, bonuses and stock options, of our Chief Executive Officer, directors and other executive officers;

•	lead the Board in its evaluation of the performance of our Chief Executive Officer;

•

review and discuss the Compensation Discussion and Analysis section (“CD&A”) of our proxy statement with management and determine whether to recommend to the Board that the CD&A be included in our proxy statement;

•	produce the Compensation Committee Report as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement);

•	review and approve our stock plans and approve certain stock option awards;

•

assess the risks associated with our compensation practices, policies and programs applicable to employees to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on Oracle; and

•	oversee our 401(k) Plan Committee and have responsibility for amendments to the Oracle Corporation 401(k) Savings and Investment Plan (the “401(k) Plan”).

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Compensation Committee meets at scheduled times during the year, meets in executive session without management present and holds additional meetings from time to time, as necessary. In fiscal 2011, the Compensation Committee met 19 times.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work. For additional details regarding the Compensation Committee’s role in determining executive compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement. Please see the section titled “Executive Compensation—Stock Options and Option Grant Administration” included elsewhere in this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding when we grant our stock options.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, in consultation with management and Compensia, Inc., the committee’s outside, independent advisor, over the course of several committee meetings has assessed the compensation policies and practices applicable to our executives and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Oracle.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

There are no related person transactions between us and any member of our Compensation Committee. However, Ms. Seligman and Mr. Conrades are members of our Compensation Committee and both are currently directors of Akamai Technologies, Inc. As described under “Transactions with Related Persons—Sales of Products and Services,” for a period of time during fiscal 2011, during which Mr. Conrades was not a member of the Compensation Committee, transactions between Oracle and Akamai may be considered related person transactions because Mr. Conrades was an executive officer of Akamai. Mr. Conrades ceased to hold an executive position at Akamai in August 2010. Mr. Conrades did not join the Compensation Committee until January 2011.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related person transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related person relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers. The Independence Committee also evaluates the independence of each non-management director as defined by NASDAQ listing standards. The Independence Committee charter is posted on our website at www.oracle.com/goto/corpgov.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and formula stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison, Henley and Hurd and Ms. Catz, receive no separate compensation for serving as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal 2011, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$25,000
Governance Committee	$15,000
Independence Committee	$15,000

Additional Annual Retainers for Committee Chairs:
F&A Committee (Chair and Vice Chair)	$25,000
Compensation Committee	$25,000
Governance Committee	$15,000
Independence Committee	$15,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than earnings review meetings)	$3,000
F&A Committee (earnings review meetings)	$2,000
Compensation Committee (other than stock option grant meetings, where no meeting fee is paid)	$3,000
Governance Committee	$2,000
Independence Committee	$2,000

Directors’ Equity Compensation

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”) which provides for stock options, restricted stock or other equity-based grants and awards to directors for their services. Non-employee directors currently receive the following grants of stock options to purchase our common stock under the Directors’ Plan:

(a)	Stock options to purchase 60,000 shares of our common stock, granted on the date an individual becomes a director; and

(b)	Stock options to purchase 45,000 shares of our common stock, granted on May 31 of each year, provided such director has served on the Board for at least six months as of the date of the grant.

We make additional annual grants of stock options to non-employee directors who also serve as the chair or vice chair of certain committees of the Board. These grants are made on May 31 of each year to the director who, as of the date of grant, has served as a member of the relevant committee for one year (or, in the case of the vice chair of the F&A Committee, served as vice chair of the F&A Committee for six months). Committee chairs who serve less than one year, such as the Chair of the Compensation Committee in fiscal 2011, receive a pro rata amount of a full year’s grant based on the number of complete calendar months during which the director served as the committee chair. During fiscal 2011, the following additional stock option grants were made:

F&A Committee Chair	45,000 shares
F&A Committee Vice Chair	30,000 shares
Compensation Committee Chair	26,250 shares
Governance Committee Chair	15,000 shares
Independence Committee Chair	15,000 shares

All stock options granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant.

Director Compensation for Fiscal 2011

The following table provides summary information concerning cash and other compensation we paid to non-employee directors for fiscal 2011. As further described above, non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and stock option grants for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committees, Membership and Meetings” above for a list of committees on which each director served during fiscal 2011.

Name	Fees Earned or Paid in Cash($)	Option Awards (1)(2) ($)	Total($)
Jeffrey S. Berg	143,959	413,366	557,325
H. Raymond Bingham	222,500	688,943	911,443
Michael J. Boskin	186,500	688,943	875,443
Bruce R. Chizen	179,193	654,495	833,688
George H. Conrades	105,764	413,366	519,130
Hector Garcia-Molina	137,223	413,366	550,589
Donald L. Lucas	196,500	826,731	1,023,231
Naomi O. Seligman	120,500	413,366	533,866

(1)

As required by SEC rules, amounts in this column present the aggregate grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (the “ASC”) 718, Compensation-Stock Compensation (“FASB ASC 718”). The recipient has not presently realized a financial benefit from these awards because none of the stock options granted during fiscal 2011 are currently exercisable. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2011.

(2)	The following table provides additional information concerning the stock option awards of our non-employee directors for fiscal 2011:

Name	Total Option Awards Outstanding at 2011 Fiscal Year End (Shares)	Option Awards Granted During Fiscal Year 2011 (a) (Shares)

Jeffrey S. Berg	530,000	45,000
H. Raymond Bingham	355,000	75,000
Michael J. Boskin	725,000	75,000
Bruce R. Chizen	221,250	71,250
George H. Conrades	195,000	45,000
Hector Garcia-Molina	391,726	45,000
Donald L. Lucas	326,250	90,000
Naomi O. Seligman	315,000	45,000

(a)

The stock options reported in this column were granted on May 31, 2011, with a per share exercise price of $34.22, which is equal to the closing price on May 31, 2011. The stock options vest 25% per year over four years on each anniversary of the date of grant.

CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle (the “Guidelines”). The Guidelines are posted on our website at www.oracle.com/goto/corpgov, and deal with the following matters:

•	director qualifications;

•	director majority voting policy;

•	director responsibilities, including risk oversight;

•	conflicts of interest;

•	Board committees;

•	director access to officers and employees;

•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	Chief Executive Officer evaluation;

•	performance evaluation of the Board and its committees; and

•	stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NASDAQ. The Independence Committee makes this determination annually. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflicts of interest expectations for our non-employee directors are addressed in our Guidelines and provide that non-employee directors must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The Guidelines provide for regular executive sessions to be held by non-employee directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the short and long term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website at www.oracle.com/goto/corpgov.

Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “FOR” votes.

Stock Ownership Guidelines for Directors and Senior Officers

Board members and senior officers are also required to own shares of Oracle stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements, with the most recent changes being adopted in July 2011.

Under the new Stock Ownership Guidelines approved in July 2011, all current independent directors must own at least 10,000 shares of our common stock by July 2016, and all new independent directors must meet this ownership requirement within five years from the date such director joins the Board. All senior officers must own a fixed number of shares ranging from 250,000 to 10,000 shares based on their seniority. For example, our Chief Executive Officer is required to own 250,000 shares and our Presidents must own 100,000 shares. For additional details regarding the application of the guidelines to our named executive officers, including each person’s share ownership requirement, see “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines for NEOs” included elsewhere in this proxy statement. Senior officers must own their specific required amount by July 2016, and new senior officers must meet the ownership requirement within five years from the date such person becomes a senior officer. Shares counted toward these guidelines include any shares held directly or through a trust or broker; shares held by a spouse; shares held through our 401(k) Plan and our Oracle Corporation Employee Stock Purchase Plan (the “ESPP”); and shares underlying vested but unexercised stock options, with 50% of the in-the-money value of such options being used for this calculation.

We believe that all of our Board members and senior officers are in compliance with the prior ownership requirements and we expect them to comply with the new Stock Ownership Guidelines within the time periods described above.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Henley is our Chairman, and Mr. Ellison is our Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on Oracle’s business strategy, operations and corporate vision. In accordance with our bylaws, our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. As further described in our Guidelines, the Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated.

Mr. Henley is not considered independent because he is an executive officer of Oracle (Mr. Henley also served as our Executive Vice President and Chief Financial Officer from March 1991 to July 2004). We currently have no policy mandating an independent lead director. The Board believes that a number of non-employee directors fulfill the lead director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairpersons of the Governance Committee (presently, H. Raymond Bingham) and the Compensation Committee (presently, Bruce R. Chizen) serve as the presiding director at executive sessions of the Board. The Board believes it is appropriate at this time for an employee director to serve as the Chairman of the Board because of Mr. Henley’s extensive knowledge of, and history with, Oracle and the strong oversight function of the Board’s independent directors. The Board consists of a substantial majority of independent directors who exercise this oversight function, and the Board’s Compensation, F&A, Governance and Independence Committees are comprised solely of independent directors.

Board’s Role in Risk Oversight

While management is responsible for assessing and managing risks to Oracle, our Board is responsible for overseeing management’s efforts to assess and manage risk. The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	managing Oracle’s long-term growth;

•	strategic and operational planning, including significant acquisitions and the evaluation of our capital structure and long-term debt financing; and

•	legal and regulatory compliance.

While the Board has the ultimate oversight responsibility for Oracle’s risk management policies and processes, various committees of the Board also have responsibility for risk oversight. The F&A Committee oversees risks associated with our financial statements and financial reporting, mergers and acquisitions, credit and liquidity, information technology and security, litigation and code of ethics and business conduct compliance. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Governance Committee oversees risks associated with our overall governance practices and the leadership structure of the Board (as further described above under “Board Leadership Structure”). The Independence Committee reviews risks arising from transactions with related persons and director independence issues.

Our Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. Our Board’s role in risk oversight is consistent with the Board’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing Oracle’s risk exposure, and the Board and committees of the Board providing oversight in connection with those efforts.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of four employee directors (Messrs. Ellison, Hurd and Henley, and Ms. Catz) and eight independent directors. The Independence Committee has determined that each of the following eight directors is independent (as defined by NASDAQ listing standards): Messrs. Berg, Bingham, Chizen, Conrades, Garcia-Molina and Lucas, Dr. Boskin and Ms. Seligman; and that, therefore, all directors who serve on the Compensation, F&A, Governance and Independence Committees are independent under the NASDAQ listing standards.

In making the independence determinations, the following relationships were considered:

•	Mr. Lucas is a co-trustee of trusts for the benefit of Mr. Ellison’s children.

•

Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. The donations from Oracle to Stanford University fall within NASDAQ prescribed limits. In addition, certain Board members serve on advisory or oversight boards at Stanford University or are otherwise employed part-time by Stanford University.

•

Mr. Conrades is Chairman of Akamai Technologies, Inc. (an executive position until August 2010) and Ms. Seligman is a director of Akamai. Akamai provides services for accelerating and improving the delivery of content and applications over the Internet. Akamai has purchased software and services from us and we have purchased services from Akamai in the past three years, however the amounts involved fall within NASDAQ prescribed limits.

The independent members of our Board held an executive session following each of the regularly scheduled Board meetings and following one special meeting, for a total of five meetings in fiscal 2011.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our bylaws and has complied with the notice procedures set forth in our bylaws. Stockholders may also submit recommendations for director candidates to the Governance Committee for its consideration for nomination as described below.

Nomination and Governance Committee and Corporate Governance Guidelines

The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website at www.oracle.com/goto/corpgov.

Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to Dorian Daley, Senior Vice President, General Counsel & Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or by email (Corporate_Secretary@oracle.com) or fax (1-650-506-3055), in each case with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board. For additional details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our bylaws are posted on our website at www.oracle.com/goto/corpgov.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to the Board at our 2012 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary between April 28, 2012 and May 28, 2012. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) or faxed to her (1-650-506-3055), in each case with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or may send an email to Corporate_Secretary@oracle.com, or fax the communication to 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Code of Conduct. In 1995, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our Compliance and Ethics Program involves the administration of training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance and Ethics Officer. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website at www.oracle.com/goto/corpgov.

Compliance and Ethics Helpline. With oversight from the F&A Committee, we have established procedures to receive, retain and address employee complaints submitted to Oracle. These procedures include a confidential telephone helpline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. We have also adopted an Internet-based incident reporting system that enables employees to submit any ethical concerns and incidents via a secure Internet site. The helpline and the Internet-based incident reporting system are available 24 hours a day, seven days a week. Interpreters are provided to helpline callers who want to communicate in languages other than English, and the incident reporting system is available in different foreign languages. Employees may choose to remain anonymous. Certain jurisdictions, however, limit topics that may be reported anonymously; employees who identify themselves as being from affected countries are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers. Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related persons. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website at www.oracle.com/goto/corpgov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 15, 2011, the record date, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Lawrence J. Ellison (2)	1,138,534,580	22.4%
500 Oracle Parkway, Redwood City, CA 94065
Jeffrey S. Berg (3)	366,250	*
H. Raymond Bingham (4)	176,250	*
Keith Block (5)	3,755,000	*
Michael J. Boskin (6)	542,500	*
Safra A. Catz (7)	18,861,336	*
Bruce R. Chizen (8)	83,750	*
George H. Conrades (9)	88,750	*
Jeff Epstein (10)	—	*
Hector Garcia-Molina (11)	268,406	*
Jeffrey O. Henley (12)	5,284,516	*
Mark V. Hurd (13)	2,501,000	*
Thomas Kurian (14)	5,452,312	*
Donald L. Lucas (15)	938,334	*
Charles E. Phillips, Jr. (16)	—	*
Naomi O. Seligman (17)	156,145	*

All current executive officers and directors as a group (16 persons) (18)	1,174,465,448	23.2%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 33,900,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 40,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit.

(3)	Includes 361,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(4)	Includes 171,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(5)

Includes 3,750,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date. Mr. Block remains employed by Oracle as our Executive Vice President, North America Sales and Consulting but he is no longer an executive officer within the meaning of the Exchange Act due to a change in officer designation made by the Board during fiscal 2011.

(6)	Includes 537,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(7)	Includes 18,850,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(8)

Includes 5,000 shares held in trust for the benefit of Mr. Chizen and his spouse and 78,750 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(9)	Includes 78,750 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(10)

Mr. Epstein resigned as Executive Vice President and Chief Financial Officer effective as of April 25, 2011. We have provided his ownership information based solely on a review of publicly available data.

(11)	Includes 263,406 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(12)

Includes 934,516 shares held in trust for the benefit of Mr. Henley and his spouse and 4,350,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(13)	Includes 2,500,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(14)	Includes 5,422,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(15)

Includes 5,000 shares held in trust for the benefit of Mr. Lucas. Includes 933,334 shares held in trust for the benefit of the children of Mr. Ellison, our CEO, for which Mr. Lucas is a co-trustee but not a beneficiary. Mr. Lucas disclaims beneficial ownership of such shares held in trust for Mr. Ellison’s children.

(16)	Mr. Phillips resigned as President and as a director on September 5, 2010. We have provided his ownership information based solely on a review of publicly available data.

(17)

Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 142,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(18)

Includes all shares described in the notes above, with the exception of notes (5), (10) and (16) as Messrs. Block, Epstein and Phillips are not current executive officers for the reasons described above. Also includes (a) 33,962 additional shares beneficially owned, (b) 1,175,967 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date, and (c) 1,390 shares subject to restricted stock units we assumed in connection with an acquisition and that are scheduled to vest within 60 days of the record date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides important information on our executive compensation program and our compensation philosophy for our “named executive officers” or “NEOs,” who in fiscal 2011 were:

(i)	Lawrence J. Ellison, Chief Executive Officer;

(ii)	Safra A. Catz, President and current Chief Financial Officer, and Jeff Epstein, former Executive Vice President and Chief Financial Officer, each of whom served as CFO for a portion of fiscal 2011;

(iii)

Mark V. Hurd, President; Thomas Kurian, Executive Vice President, Product Development; and Jeffrey O. Henley, Chairman of the Board; our three most highly compensated executive officers other than our CEO and CFOs, as determined by reference to compensation for fiscal 2011 and who were serving as executive officers at the end of fiscal 2011;

(iv)

Keith Block, Executive Vice President, North America Sales and Consulting, who remains employed by Oracle in this capacity and retains all of his job responsibilities and title, but is no longer an executive officer within the meaning of the Exchange Act due to a change in officer designation made by the Board during fiscal 2011; and

(v)

Charles E. Phillips, Jr., former President, who together with Mr. Block, are individuals for whom disclosure would have been provided, but for the fact that they were not serving as executive officers at the end of fiscal 2011.

Executive Summary

Fiscal 2011 Financial Highlights

As discussed in more detail below, our executive compensation program is designed to be “results-oriented” and Oracle achieved strong financial results in fiscal 2011. The chart below summarizes certain key financial results for fiscal 2011 as compared to fiscal 2010, calculated in accordance with U.S. generally accepted accounting principles (GAAP) (in billions, except per share data).

	Fiscal 2011 ($)	Fiscal 2010 ($)	Change (%)
Total Revenues	35.6	26.8	33
New Software Licenses Revenues	9.2	7.5	23
Operating Income	12.0	9.1	33
Net Income	8.5	6.1	39
Diluted Earnings Per Share	1.67	1.21	38
Stock Price Per Share at Fiscal Year End	34.22	22.57	52

Consistent with our emphasis on paying for year-over-year growth, the compensation awarded to our named executive officers for fiscal 2011 reflects the outstanding financial results Oracle achieved in fiscal 2011. Our stockholders also benefited from our performance as the market price of our common stock increased by more than 50% during fiscal 2011, and in March 2011, our Board increased the quarterly dividend payable in the fourth quarter of fiscal 2011 on our common stock from $0.05 to $0.06 per share.

Compensation Philosophy

Our executive compensation philosophy, both in fiscal 2011 and historically, has been to reward the individuals with the greatest responsibilities and our top performers (i.e., those with the potential to contribute the most to the success of our business) with very attractive pay packages, but only if they and Oracle achieve a high level of performance. Consistent with this compensation philosophy, our overall target executive compensation levels are significantly above average, but actual payment of the vast majority of this compensation requires successful performance in the form of improved stock price and year-over-year growth in non-GAAP pre-tax profit (as defined below).

In fiscal 2011, our executive compensation program continued to consist of three principal elements:

(1)	long-term incentive compensation in the form of stock options;

(2)	an annual performance cash bonus; and

(3)	base salary.

Consistent with our executive compensation philosophy, we emphasize variable compensation that is realized only through continued improved performance in the form of stock options and annual performance bonuses which comprised an average of 97% of our named executive officers’ total compensation in fiscal 2011, rather than focusing on fixed or guaranteed compensation, such as base salary or time-based restricted stock. The charts below illustrate how each element of compensation disclosed in the Summary Compensation Table was weighted for our Chief Executive Officer and the other named executive officers as a group, other than Messrs. Phillips and Epstein who were not employed for the full fiscal year.

Link Between Executive Compensation and Our Stock Price and Financial Performance

We believe that we effectively link executive compensation to performance by allocating an average of approximately 97% of our named executive officers’ total compensation to performance-based vehicles, either in the form of stock options (which require increased stock price to have value) or the payment of annual cash bonuses (which require improved financial performance in the form of year-over-year growth before payment).

•

Strong Emphasis on Stock Options: As demonstrated in the charts above, we placed the greatest emphasis on compensation delivered in the form of stock option awards, which comprised 80.8% of our CEO’s total compensation and an average of 79.3% of our other named executive officers’ total compensation as a group. We believe this emphasis on stock options aligns our named executive officers’ interests with long-term stockholder interests by creating a direct link between compensation and stockholder returns, and motivates and rewards the executives for achieving long-term results.

In fiscal 2011, our equity incentive program for our named executive officers continued to consist exclusively of stock options and no restricted stock or other equity awards were granted. We believe stock options, as opposed to other forms of equity compensation, such as restricted stock, are consistent with our results-oriented program. When our stock price has not grown, our executives realized little, if any, value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock. As our stockholders were rewarded due to the increase in our stock price by more than 50% during fiscal 2011, the value of our executives’ stock options also increased.

•

Performance Bonuses: We also continued to emphasize variable compensation in the form of performance-based cash bonuses, which comprised 17.2% of our CEO’s total compensation and an average of 17.3% of our other named executive officers’ total compensation as a group. Actual payment of annual cash bonuses to our named executive officers depends on the successful achievement of pre-established financial performance goals which are described in more detail below under “Elements of Our Compensation Program: Why We Chose Each and How Each Was Related to Our Objectives—Annual Performance Cash Bonus under the Executive Bonus Plan.”

Compensation Practices

The Compensation Committee reviews and evaluates our executive compensation policies and practices on an ongoing basis and we modify the program as necessary or appropriate to address evolving practices. The following list reflects the compensation policies and practices that Oracle currently maintains to ensure that our executive compensation program achieves the objectives of our compensation program:

•

Robust and Updated Stock Ownership Guidelines: In order to more closely align the interests of our senior officers with the interests of our other stockholders through good and bad economic times and to strengthen the link between our long-term performance and executive compensation, the Governance Committee amended our Stock Ownership Guidelines in July 2011 to significantly increase the number of shares of Oracle stock that senior officers must own. We believe that all of our senior officers are in compliance with the prior ownership requirements and we expect them to comply with the new Stock Ownership Guidelines within five years of adoption of the new policy. For details, please see “Other Factors in Setting Executive Compensation—Stock Ownership Guidelines for NEOs” below.

•

No Employment Agreements or Change-in-Control Agreements: Each of our named executive officers is employed “at will.” Further, none of our offer letters or any other agreements with our named executive officers provide for termination, severance or change-in-control payments or benefits (other than potential “double-trigger” acceleration of vesting of outstanding and unvested equity awards under our broad-based equity plan, which is a change-in-control related benefit provided to all employees who participate in the plan).

•

CEO Salary Remains at $1: Base salary represents the only fixed component of the three principal elements of our executive compensation program and is not something that we emphasize, choosing instead to focus on variable compensation tied to performance. Consequently, our CEO continues to receive an annual base salary of only $1 in order to focus his compensation on sustained improved performance.

•

Low Dilution Rates from Stock Options: We recognize that stock options dilute the holdings of our existing stockholders. Both the Compensation Committee and the F&A Committee review our equity program regularly to ensure that we balance the goal of compensating and motivating our employees against our stockholders’ interest in limiting dilution from equity awards. Our cumulative potential dilution since June 1, 2008 has been a weighted average annualized rate of 1.3% per year, which was significantly lower than the rates of our peer group.

•

No Repricing of Underwater Stock Options: When our stock price declines or stays flat, our named executive officers realize little or no benefit from their stock options. We do not reprice or exchange underwater stock options and our stock option plan requires stockholder approval to reprice stock options. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock at such a time.

•	Independent Compensation Committee and Compensation Consultant: The Compensation Committee is comprised solely of independent directors. The Compensation Committee has the authority to select and directly engage its own consultants and other advisors. The Compensation Committee recognizes that it is essential to receive objective advice from its outside advisor. Consequently, the Compensation Committee is solely responsible for retaining and terminating its current compensation advisor, Compensia, Inc. Compensia reports directly to the Compensation Committee and, during fiscal 2011, did not provide any other services to Oracle.

•

Stockholder Outreach by the Chairs of the Compensation and Governance Committees: The Chairs of the Compensation Committee and Governance Committee meet with certain of our institutional stockholders throughout the year to receive feedback regarding compensation and governance matters. We believe we have established an effective means for our stockholders to communicate with our directors and any stockholder wishing to do so should refer to “Corporate Governance—Communications with the Board” included elsewhere in this proxy statement for contact information.

Objectives of our Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executives;

•	provide incentives for superior performance; and

•	align the interests of our executive officers with those of our stockholders.

Within Oracle, executive compensation is weighted most heavily towards our most senior officers because we believe they have the ability to make, and do make, the greatest impact on our business and financial results.

Elements of Our Compensation Program: Why We Chose Each and How Each Was Related to Our Objectives

In fiscal 2011, our executive compensation program continued to consist of the following three principal elements: (1) long-term incentive compensation in the form of stock options; (2) an annual performance cash bonus; and (3) base salary. The purpose of each of these principal elements is summarized in the following table and described in more detail below.

Relationship to Compensation Objectives
Compensation Element	Designed to Reward
Long-Term Equity Compensation—Stock Options	Success in achieving sustainable long-term results

Align the executives’ interests with long-term stockholder interests in order to increase overall stockholder value

Motivate and reward executives for achieving long-term results

Retain key executives in an increasingly competitive market for talent

Annual Performance Cash Bonus	Success in achieving annual results	Motivate and reward executives to achieve or exceed annual financial performance goals
Base Salary	Experience, knowledge of the industry, duties and scope of responsibility	Provide a minimum, fixed level of cash compensation to attract and retain talented executives who can successfully design and execute our business strategy

We design our compensation mix to encourage our named executive officers to take appropriate actions that are consistent with our business strategy of constantly improving our performance and building long-term stockholder value. At the same time, we are mindful of the possibility that some behaviors may be inconsistent with our business objectives and overall corporate responsibilities and, therefore, we continuously strive to effectively monitor and manage these risks. As part of its annual risk review, the Compensation Committee considered, among others, the following factors which mitigate incentives for our executives to take inappropriate risks:

•

Stock options granted to our senior officers vest 25% each year over a period of four years. Consequently, our executives who receive stock options only realize value through long-term appreciation of our stock price, which mitigates excessive short-term risk taking.

•

All annual cash bonuses are subject to a specified cap and may be decreased in the Compensation Committee’s sole discretion, which protects against an executive receiving a windfall or disproportionately large bonus.

•

The financial metric used in the annual cash bonus awards for all of our named executive officers, other than Mr. Block, is year-over-year growth in Oracle’s non-GAAP pre-tax profits, as defined below. This metric is regularly used by our management to understand, manage and evaluate our business and make operating decisions. Using this metric for the cash bonus program further aligns our executives’ interests with our business goals.

•

Each of our executive officers is subject to stock ownership requirements as described below under “Other Factors in Setting Executive Compensation—Stock Ownership Guidelines for NEOs.” As a result of these requirements, our executives would experience lost value in their common stock holdings and potentially all of the value of their stock options if our stock price suffered an extended decline due to inappropriate or unnecessary risk taking.

Long-term Incentive Compensation—Stock Options

In fiscal 2011, our equity incentive program for our named executive officers continued to consist exclusively of stock options. Stock options give the executives the right to purchase at a specified price (that is, the market price of our common stock on the date when the stock option was granted) a specified number of shares of our common stock for a specified period of time (generally, ten years). A named executive officer can exercise this right for the remainder of this specified period of time as the stock options vest (i.e., become exercisable) over four years.

Our executives realize value on these stock options only if:

•	our stock price increases (which benefits all stockholders); and

•	the executives remain employed with us beyond the date that their stock options vest.

The stock options granted to our employees, including our named executive officers, vest 25% each year over a period of four years and have an exercise price equal to the market price of our common stock on the grant date.

Our corporate philosophy with regard to granting stock options is to:

•	be attentive to the overall number and value of shares underlying the stock options being granted;

•

grant stock options to a relatively small number of employees, with a focus on our engineers and developers, but make the largest stock option grants to our top performers and individuals with the greatest responsibilities because they have the potential and ability to contribute the most to the success of our business; and

•	effectively manage the overall net dilution resulting from our use of equity as a compensation tool.

Our cumulative potential dilution since June 1, 2008 has been a weighted average annualized rate of 1.3% per year, which was significantly lower than the dilution at peer companies against which we compare our executive compensation. This calculation does not factor in any repurchases of common stock that Oracle made over this period but does factor in cancellations and forfeitures of employee stock options.

We do not believe that the accounting fair values of our stock option grants reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table included elsewhere in this proxy statement are necessarily an accurate measure of the compensation received by our senior officers. We believe our executives are motivated by the potential for appreciation in our stock price through the use of stock options and not by the accounting values of the stock options.

Instead, we believe the intrinsic values (i.e., the amount by which our stock price exceeds the stock option exercise price) of unexercised stock options are a better indicator of their true value and worth to our executives and, therefore, the incentive value of the stock options. For example, while we report the grant date fair values of our stock option grants for accounting purposes in the compensation tables below, our executives do not realize these amounts in any tangible way when the options are granted. Executives only receive value if our stock price increases between the date of grant and the date of exercise and they remain employed by Oracle.

As demonstrated in the table below:

•

Stock options were granted to all of our named executive officers (except Mr. Hurd, who joined Oracle in September 2010) on July 1, 2010 and had an exercise price of $21.55, the closing price for our common stock on that date. As of the grant date, the intrinsic value of each of the stock options was $0.

•

Our stock price increased between July 1, 2010 and fiscal 2011 year end (May 31, 2011) from $21.55 to $34.22, a 59% increase, which benefitted all of our stockholders. Due to this stock price increase, the intrinsic value of the named executive officers’ stock options at fiscal year end exceeded the grant date fair value.

•

Between our fiscal 2011 year end and the record date (August 15, 2011), there was significant volatility in the stock markets and our stock price declined from $34.22 to $27.64, a 19% decline. While our stockholders experienced this decline in stock value, so too did our named executive officers as the decline in our stock price directly resulted in the intrinsic value of their stock options declining significantly.

•

Our executives realize value on these stock options only if they remain employed with us beyond the date that their stock options vest. Messrs. Phillips and Epstein resigned prior the first vest date of these stock options and, consequently, realized no value from their respective awards.

•

The named executive officers may not realize the amounts in the table below because the stock options granted in fiscal 2011 vest 25% each year over four years. None of the stock options listed below had vested as of fiscal 2011 year end and only 25% had vested as of the record date.

Name	Size of Stock Option Grant in Fiscal 2011 (Shares)	Accounting Grant Date Fair Value of Stock Option Grants in Fiscal 2011 ($)	Intrinsic Value of Fiscal 2011 Stock Option Grants as of Fiscal Year End (5/31/2011) ($)	Intrinsic Value of Fiscal 2011 Stock Option Grants as of Record Date (8/15/2011) ($)
Lawrence J. Ellison	7,000,000	62,668,200	88,690,000	42,630,000
Safra A. Catz	5,000,000	32,151,000	63,350,000	30,450,000
Mark V. Hurd	10,000,000	68,349,000	100,800,000	35,000,000
Thomas Kurian	4,000,000	25,720,800	50,680,000	24,360,000
Jeffrey O. Henley	400,000	2,572,080	5,068,000	2,436,000
Keith Block	1,500,000	9,645,300	19,005,000	9,135,000
Charles E. Phillips, Jr.	4,000,000	25,720,800	—	—
Jeff Epstein	500,000	3,215,100	—	—

Annual Performance Cash Bonus under the Executive Bonus Plan

In 2010, our stockholders approved the Oracle Corporation Executive Bonus Plan (the “Executive Bonus Plan”). In accordance with the terms of the Executive Bonus Plan, each year the Compensation Committee assigns each participant a target award opportunity and establishes the financial performance goal or goals that must be achieved before an award actually will be paid to the participant for that year. The potential bonus award opportunity and financial formula selected for each named executive officer are intended to motivate our senior officers by rewarding them when our annual financial performance goals are met or exceeded.

Financial Metric: Growth in Non-GAAP Pre-Tax Profit

With the exception of Mr. Block (whose bonus arrangement is described below), the metric selected for determining each of our named executive officers’ bonus in fiscal 2011 was year-over-year growth in our non-GAAP pre-tax profit. For purposes of the Executive Bonus Plan, “non-GAAP pre-tax profit” is defined as our GAAP income before provision for income taxes for fiscal 2011, excluding our fiscal 2011 stock-based compensation expense, acquisition related and other expenses, restructuring expenses and amortization of intangible assets. This performance metric also included an adjustment to increase our GAAP income before provision for income taxes for the full amount of support revenues recognized from acquired support contracts as if the acquired companies had remained independent entities during fiscal 2011. We believe that growth in non-GAAP pre-tax profits is an appropriate metric for the Executive Bonus Plan because it is the metric regularly used by our management internally to understand, manage and evaluate our business and make operating decisions.

The bonus formula for each named executive officer, other than Mr. Block, was calculated as follows and was subject to an individual cap:

Growth in Non-GAAP Pre-Tax Profits from Fiscal 2010 to Fiscal 2011
Individual Percentage	X		=	Cash Bonus
Payout

If our non-GAAP pre-tax profits did not grow from fiscal 2010 to fiscal 2011, then our named executive officers whose bonuses were determined based upon the above pre-established formula, would not have received any bonuses under the Executive Bonus Plan even if Oracle had been profitable for fiscal 2011.

Between fiscal 2010 and fiscal 2011, our non-GAAP pre-tax profits grew by $3.61 billion. Consequently and consistent with our results-oriented compensation program, the bonuses we paid to our named executive officers increased in fiscal 2011 because our non-GAAP pre-tax profits grew significantly during fiscal 2011. As described in more detail below under “Determination of Executive Compensation Amounts for Fiscal 2011,” each of our named executive officers whose bonus was determined based upon the above pre-established formula received a cash bonus that ranged between 172% to 177% of his or her target bonus. Those same named executive officers (other than Mr. Hurd who joined Oracle in fiscal 2011) received cash bonuses in fiscal 2011 that were an average of 86% more than the bonus amounts earned in fiscal 2010.

Sales and Consulting Bonus Formula

Mr. Block is directly responsible for our sales and consulting organizations in North America. Consistent with our results-oriented compensation program, we structured his annual performance cash bonus in large measure on the operating results of the portions of the business that he manages. For fiscal 2011, the Compensation Committee believed that two of the most important factors by which to measure his performance were (1) year-over-year growth in the revenues and bookings (i.e., amounts associated with contracts signed) of the products and services which he was responsible for selling in North America; and (2) over-achievement of the prescribed profit margin targets of the products and services which he is responsible for selling in North America. For this purpose, we measured the growth in license revenues, certain of our cloud services revenues and outsourcing bookings, and changes in licensing, outsourcing, hardware systems products and consulting profit margins. Mr. Block’s annual performance cash bonus under the Executive Bonus Plan was calculated based on the sum of (i) a percentage of the growth in these revenues and bookings in North America and (ii) a percentage of the amount by which these profit margins for North America exceeded a pre-determined target.

We have not disclosed Mr. Block’s specific performance targets because we believe that disclosure would result in competitive harm to Oracle. Mr. Block’s bonus formula includes profit margin targets and bookings and revenue targets and results. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us.

Base Salary

Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our executives. When setting base salary levels, the Compensation Committee considers the salaries paid to executives in comparable positions at our peer companies, Oracle’s performance and the executive’s performance. Consistent with our compensation philosophy, base salaries tend to remain unchanged unless an individual is promoted or the Compensation Committee determines that an adjustment is necessary.

Perquisites and Other Personal Benefits

Except as described below, in fiscal 2011 we provided our named executive officers with limited perquisites and other personal benefits, each of which the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. These amounts are reported in the All Other Compensation column of the Summary Compensation Table below.

Residential Security

The Board has established a residential security program for the protection of our CEO requiring him to have a home security system, including security personnel. We require these security measures for Oracle’s benefit because of the importance of Mr. Ellison to Oracle, and we believe these security costs and expenses are appropriate and necessary. Mr. Ellison paid for the initial procurement, installation and maintenance of the equipment for this system and will pay for the replacement of any equipment, and we pay for the annual costs of security personnel. The Independence Committee reviews and approves the security personnel budget of this residential security program each year.

Aircraft Use

We allowed Messrs. Ellison and Hurd to be accompanied by family members during business trips on which they use private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Transactions with Related Persons—Purchases of Goods and Services” included elsewhere in this proxy statement). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of Messrs. Ellison and Hurd being accompanied by family members. However, a portion of the aircraft leasing costs attributed to any non-business passengers cannot be deducted by Oracle for corporate income tax purposes. In the interests of greater transparency, we have reported the amount of these incremental lost tax deductions for fiscal 2011 as part of the disclosure accompanying the Summary Compensation Table below.

Pension Benefits or Supplemental Retirement Benefits

Other than the 401(k) Plan and our 1993 Deferred Compensation Plan (the “Deferred Compensation Plan”), we do not provide any pension or retirement benefits to our named executive officers and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program.

We offer the Deferred Compensation Plan to certain employees, including our named executive officers, pursuant to which participants may elect to defer a portion of their base salary and annual performance cash bonus. We offer this plan because we believe it is a competitive element of compensation for senior executives. For a description of our Deferred Compensation Plan, see “Non-qualified Deferred Compensation” below.

Severance and Change-in-Control Benefits

Each of our named executive officers is employed “at will.” None of our named executive officers has an employment agreement with Oracle that provides for payments or benefits in the event of a termination of employment or in connection with a change-in-control of Oracle.

Stock options granted to all of our employees, including our named executive officers, under our Amended and Restated 2000 Long-Term Equity Incentive Plan will become fully vested if Oracle is acquired and if the stock options are not assumed or if the stock options are assumed and the optionholder’s employment is terminated without cause within 12 months after the acquisition (i.e., a “double trigger” arrangement). This vesting acceleration provision is provided to all employees who participate in the plan and is not subject to any other material conditions or obligations.

Determination of Executive Compensation Amounts for Fiscal 2011

Factors Used in Setting Fiscal 2011 Compensation for the NEOs

The Compensation Committee approved the fiscal 2011 compensation for the named executive officers and determined that the amounts of fiscal 2011 compensation disclosed in this proxy statement were appropriate and necessary to reward, retain and motivate the named executive officers based on, among other factors, our executive compensation philosophy and its subjective evaluations of:

•	our potential future financial performance in the named executive officer’s principal area of responsibility and the degree to which we wish to incentivize the executive;

•	the potential contributions the named executive officer can make to our success, such as in the critical role of executing our business and/or acquisition strategies;

•	the named executive officer’s expected progress toward goals within his or her area of responsibility;

•	the named executive officer’s past performance;

•	the named executive officer’s experience and level of responsibility;

•	our retention objectives for the named executive officer;

•	the growing complexity of our business resulting in increased workloads and responsibilities for our named executive officers, particularly in light of our acquisition strategy;

•	the appropriate mix of compensation (i.e., short-term versus long-term, guaranteed versus variable) for the named executive officer;

•	Mr. Ellison’s strong support for his executive team;

•	as it related to grants of stock options:

•

the intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options held by the named executive officer and the degree to which such value supports our retention objectives for the executive; and

•	the relative size of the stock options granted to the individuals in similar positions at our peer companies; and

•	as it related to approving actual bonus payments under the Executive Bonus Plan:

•	Oracle’s outstanding financial results for fiscal 2011, as described above under “Executive Summary—Fiscal 2011 Financial Highlights.”

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives.

Fiscal 2011 Compensation for Mr. Ellison, Chief Executive Officer

Jeffrey S. Berg served as the Chairman of the Compensation Committee at the beginning of fiscal 2011 when Mr. Ellison’s compensation was determined. Mr. Berg discussed with Mr. Ellison the size of his stock option grant, his potential target annual performance cash bonus award and base salary. Thereafter, the Compensation Committee considered and deliberated on our CEO’s potential fiscal 2011 compensation package and ultimately determined and approved Mr. Ellison’s compensation independently based on the collective subjective judgment of its members.

The Compensation Committee approved the following specific compensation amounts for Mr. Ellison during fiscal 2011 based on our executive compensation philosophy, including our objective of providing incentives for superior performance. Mr. Ellison was not present when the Compensation Committee took or deliberated over the following actions:

•

Approved a stock option grant to purchase 7 million shares of our common stock on July 1, 2010, with an exercise price of $21.55, vesting 25% each year over a period of four years, which was consistent with the size of Mr. Ellison’s stock option grant in the prior fiscal year.

•

Set Mr. Ellison’s bonus opportunity under the Executive Bonus Plan as an amount equal to 0.370% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Ellison’s multiplier was adjusted downward from 0.500% used in calculating his bonus in the prior fiscal year due to the significant growth in our non-GAAP pre-tax profits during fiscal 2010 and in order to encourage continued strong growth.

•	Maintained Mr. Ellison’s base salary at $1.

In setting Mr. Ellison’s bonus opportunity and stock option award, the Compensation Committee determined that the compensation paid to Mr. Ellison should be greater than that paid to our other named executive officers, because he is not only our CEO with overall responsibility for our business strategy, operations and corporate vision, he is also our founder who has guided Oracle for more than 30 years and who the Compensation Committee believes is vital to our success as a company going forward. The Compensation Committee recognizes that Mr. Ellison has a significant equity interest in Oracle, but believes he should still receive annual compensation because of his active and vital role in our operations, strategy and growth.

Other Named Executive Officers’ Fiscal 2011 Compensation

For fiscal 2011, Mr. Ellison provided the Compensation Committee with his recommendations with respect to the proposed compensation for the other named executive officers. The Compensation Committee reviewed and gave considerable weight to Mr. Ellison’s recommendations because of his direct knowledge of the other executives’ performance and contributions. The Compensation Committee ultimately used the collective subjective judgment of its members to determine the size of each stock option grant, the performance cash bonus opportunities and base salaries for the named executive officers.

Fiscal 2011 Compensation for Ms. Catz, President and Chief Financial Officer

The Compensation Committee approved the following compensation for Ms. Catz in fiscal 2011:

•

A stock option grant to purchase 5 million shares of our common stock on July 1, 2010, with an exercise price of $21.55, vesting 25% each year over a period of four years, which was consistent with the size of Ms. Catz’s stock option grant in the prior fiscal year;

•

A bonus opportunity under the Executive Bonus Plan calculated as an amount equal to 0.250% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year, with Ms. Catz’s multiplier adjusted downward from 0.300% used in calculating her bonus in the prior fiscal year due to the significant growth in our non-GAAP pre-tax profits during fiscal 2010 and in order to encourage continued strong growth; and

•	An increase in Ms. Catz’s salary from $800,000 to $950,000.

In setting her bonus opportunity and stock option award, the Compensation Committee determined that Ms. Catz’s compensation should be higher than the compensation paid to the other named executive officers (other than Messrs. Ellison and Hurd) in recognition of her significant role and responsibilities with Oracle. As our President, Ms. Catz not only assists Mr. Ellison with setting our overall business and acquisition strategy but also executes that strategy. The Compensation Committee determined that it was appropriate to increase Ms. Catz’s base salary in light of her significant contributions to Oracle, her base salary remaining the same for more than eight years and Mr. Hurd joining Oracle as a co-President. Ms. Catz received no additional compensation when she became our Chief Financial Officer in April 2011.

Fiscal 2011 Compensation for Mr. Hurd, President

Mr. Hurd joined Oracle as President and was named to our Board on September 6, 2010. In connection with his employment, we agreed upon the following compensation package for Mr. Hurd:

•

A new hire stock option grant to purchase 10 million shares of our common stock to be granted after he commenced employment (which was subsequently granted on September 8, 2010, with an exercise price of $24.14, vesting 25% each year over a period of four years);

•	Subject to his remaining in his current role at Oracle, additional stock option grants of 5 million shares of our common stock in each of the next five years;

•

Eligibility under the Executive Bonus Plan with a target bonus opportunity of $5 million for fiscal 2011 (which was subsequently approved on October 7, 2010, as a pro rata amount equal to 0.250% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year); and

•	An annual base salary of $950,000.

The Compensation Committee determined at the time of his being hired that the compensation described above was reasonable and appropriate because of Mr. Hurd’s significant responsibilities as a President of Oracle reporting directly to Mr. Ellison. In this role, Mr. Hurd is responsible for sales and marketing, consulting, support and Oracle’s industry-specific global business units, and he acts as a primary contact for our customers. Mr. Hurd’s new hire stock option grant was larger than our named executive officers’ annual grants in order to offer an added incentive for Mr. Hurd to join Oracle and begin to immediately acquire a significant equity interest in Oracle.

During fiscal 2011, the Compensation Committee awarded Mr. Hurd a $2 million extraordinary supplemental cash bonus. The Compensation Committee does not routinely approve such bonuses but determined that this bonus was appropriate in recognition of the significant contributions made by Mr. Hurd, including, among others, his settlement of the litigation brought by Hewlett-Packard Company against him, which would have been a significant distraction to Oracle’s management had the lawsuit continued; his expeditious and successful integration into Oracle, where he immediately assumed a key role as a speaker for Oracle and a primary contact for our customers; and his value and expertise in the hardware business, which he quickly applied in integrating the businesses from our acquisition of Sun.

Fiscal 2011 Compensation for Mr. Kurian, Executive Vice President, Product Development

The Compensation Committee approved the following compensation for Mr. Kurian in fiscal 2011:

•

A stock option grant to purchase 4 million shares of our common stock on July 1, 2010, with an exercise price of $21.55, vesting 25% each year over a period of four years, which was consistent with the size of Mr. Kurian’s stock option grant in the prior fiscal year;

•

A bonus opportunity under the Executive Bonus Plan calculated as an amount equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year, with Mr. Kurian’s multiplier adjusted downward from 0.300% used in calculating his bonus in the prior fiscal year due to the significant growth in our non-GAAP pre-tax profits during fiscal 2010 and in order to encourage continued strong growth; and

•	Mr. Kurian’s base salary, which was $800,000, was not changed.

In addition to the factors described above, the Compensation Committee approved this compensation based on its determination that Mr. Kurian makes important contributions in delivering key aspects of our software product portfolio, including our Fusion middleware family of products. Mr. Kurian is also responsible for leading significant areas of software product strategy and development which are critical to our business.

Fiscal 2011 Compensation for Mr. Henley, Chairman of the Board

The Compensation Committee approved the following compensation for Mr. Henley in fiscal 2011:

•

A stock option grant to purchase 400,000 shares of our common stock on July 1, 2010, with an exercise price of $21.55, vesting 25% each year over a period of four years, which was consistent with the size of Mr. Henley’s stock option grant in the prior fiscal year;

•

A bonus opportunity under the Executive Bonus Plan calculated as an amount equal to 0.025% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year, with Mr. Henley’s multiplier adjusted downward from 0.060% used in calculating his bonus in the prior fiscal year due to the significant growth in our non-GAAP pre-tax profits during fiscal 2010 and in order to encourage continued strong growth; and

•	Mr. Henley’s base salary, which was $650,000, was not changed.

In addition to the factors described above, the Compensation Committee approved this compensation based on its determination that, over the last 20 years working for Oracle, Mr. Henley has acquired significant expertise and knowledge regarding our strategic vision, management and operations. In addition to being Chairman of our Board, Mr. Henley also continues to meet regularly with important customers and he is instrumental in closing major commercial transactions worldwide.

Fiscal 2011 Compensation for Mr. Block, Executive Vice President, North America Sales and Consulting

The Compensation Committee approved the following compensation for Mr. Block in fiscal 2011:

•

A stock option grant to purchase 1.5 million shares of our common stock on July 1, 2010, with an exercise price of $21.55, vesting 25% each year over a period of four years, which was consistent with the size of Mr. Block’s stock option grant in the prior fiscal year;

•

A bonus opportunity under the Executive Bonus Plan calculated based on the sum of (i) a percentage of the growth in revenues and bookings in North America of the products and services which he is responsible for selling in North America, and (ii) a percentage of the amount by which these profit margins for North America exceeded a pre-determined target; and

•	Mr. Block’s base salary, which was $800,000, was not changed.

Mr. Block’s bonus opportunity is structured differently than the bonus formulas for the other named executive officers because he is responsible for our sales and consulting organizations in North America. Consistent with our results-oriented program, the Compensation Committee believes Mr. Block should be incentivized and rewarded based in large measure on the operating results of the portions of the business that he manages. We believe Mr. Block’s fiscal 2011 target bonus was more difficult to achieve than his fiscal 2010 target bonus because it required continued growth of revenues and bookings year-over-year during an uncertain economic period. The focus on profit margins further increased the difficulty of achieving his target bonus.

In addition to the factors described above, the Compensation Committee approved this compensation based on its determination of Mr. Block’s responsibilities in overseeing all sales and consulting for North America, which is our largest geographic segment in terms of revenues.

Fiscal 2011 Compensation for Mr. Phillips, Former President

Mr. Phillips resigned as our President on September 5, 2010. Prior to his departure, the Compensation Committee had approved a stock option grant to purchase 4 million shares of our common stock, which was consistent with his grant in the prior fiscal year. The stock options were unvested and expired immediately upon his termination. Consequently, Mr. Phillips did not realize any benefit from this stock option grant.

At the start of the fiscal year, the Compensation Committee approved a bonus opportunity for Mr. Phillips under the Executive Bonus Plan calculated as an amount equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. The Executive Bonus Plan requires that participants must be actively employed by Oracle through the date of payment of an award under the plan to receive a bonus, regardless of the reason for termination. Upon his resignation, Mr. Phillips forfeited any right to a bonus under the Executive Bonus Plan.

Fiscal 2011 Compensation for Mr. Epstein, Former Executive Vice President and Chief Financial Officer

Mr. Epstein resigned as our Executive Vice President and Chief Financial Officer effective on April 25, 2011. Prior to his departure, the Compensation Committee had approved a stock option grant to purchase 500,000 shares of our common stock, which was consistent with his grant in the prior fiscal year. The stock options were unvested and expired immediately upon his termination. Consequently, Mr. Epstein did not realize any benefit from this stock option grant.

At the start of the fiscal year, the Compensation Committee approved a bonus opportunity for Mr. Epstein under the Executive Bonus Plan calculated as an amount equal to 0.025% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. As disclosed above, the Executive Bonus Plan requires that participants must be actively employed by Oracle through the date of payment of an award under the plan to receive a bonus. Upon his resignation, Mr. Epstein forfeited any right to a bonus under the Executive Bonus Plan. The Compensation Committee agreed to pay Mr. Epstein a cash bonus of $800,000, however, which was an approximate pro rata amount of his potential cash bonus for fiscal 2011 under the Executive Bonus Plan. The Compensation Committee determined that this bonus was appropriate in recognition of Mr. Epstein’s contributions to Oracle for approximately 11 months of the fiscal year.

Other Factors in Setting Executive Compensation

Outside Compensation Consultant

The Compensation Committee selected and directly engaged Compensia as its outside advisor for fiscal 2011 to provide insights and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with a comparison of our executive compensation policies and practices against a group of peer companies (as identified below) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our executives and other employees. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2011.

The Compensation Committee recognizes that it is essential to receive objective advice from its outside advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia, Compensia reports directly to the Compensation Committee and Compensia did not provide any other services to Oracle during fiscal 2011. Our CEO did not meet with representatives of Compensia nor did he consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal 2011.

Peer Company Executive Compensation Comparison

While we set overall target compensation significantly above the average compensation level of the selected companies to which we annually compare our executive compensation program, achieving our target compensation levels requires successful performance by our senior officers, both collectively and individually. While the Compensation Committee considers executive pay information drawn from peer companies and from the Radford 2010 Executive Compensation Survey when setting executive compensation levels at Oracle, it does not target total compensation or any individual compensation element at a specific level or attempt to maintain a specified target percentile within this peer group to determine executive compensation. The Compensation Committee, in consultation with Compensia, annually selects this group of peer companies, which are generally in the technology sector, based on a number of factors, such as:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•	the structure of their compensation programs (including the extent to which they rely on bonuses and other variable, performance-based compensation) and the availability of compensation information.

For fiscal 2011, the companies comprising this peer group consisted of:

Accenture plc	EMC Corporation	Microsoft Corporation
Amazon.com, Inc.	Google Inc.	QUALCOMM Incorporated
Apple Inc.	Hewlett-Packard Company	SAP AG
Cisco Systems, Inc.	Intel Corporation	Texas Instruments Incorporated
Dell Inc.	International Business	Yahoo! Inc.
eBay Inc.	Machines Corporation

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executives unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we design our executive compensation program, including our Executive Bonus Plan and our stock option grants, to be eligible for deductibility to the extent permitted by Section 162(m) of the Code and the relevant income tax regulations. We may from time to time, however, pay compensation to our senior officers that may not be deductible if the Compensation Committee believes that doing so is in the best interests of Oracle and our stockholders.

In fiscal 2011, the annual performance cash bonuses paid under the Executive Bonus Plan to our named executive officers and our stock option grants were structured with the intent that they qualify as performance-based compensation under Section 162(m) of the Code and we expect them to be fully deductible.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules require us to expense the fair values of our stock option grants (i.e., the value of our stock options based on GAAP), which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number and the fair values of the stock options that are granted each year.

Stock Ownership Guidelines for NEOs

As discussed in greater detail under the heading “Corporate Governance—Corporate Governance Guidelines—Stock Ownership Guidelines for Directors and Senior Officers” included elsewhere in this proxy statement, our senior officers are required to own a specified number of shares of Oracle common stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements, with the most recent changes adopted in July 2011. Under the new Stock Ownership Guidelines approved in July 2011, our named executive officers must own the following number of shares of our common stock within five years of adoption of the new policy:

Title	Minimum Number of Shares
Chief Executive Officer	250,000
Presidents	100,000
Executive Vice Presidents who are Section 16 Officers	50,000
All other Executive Vice Presidents	25,000
All other Section 16 Officers	10,000

The purpose of the Stock Ownership Guidelines is to more closely align the interests of our senior officers with the interests of our other stockholders through good and bad economic times. In addition, the Stock Ownership Guidelines are designed to strengthen the link between our long-term performance and executive compensation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by: Bruce R. Chizen, Chair

George H. Conrades

Naomi O. Seligman

Dated: August 19, 2011

Summary Compensation Table for Fiscal 2011, 2010 and 2009

The following table provides summary information concerning cash, equity and other compensation awarded to, earned by, or paid to the following “named executive officers”:

(i)	Lawrence J. Ellison, Chief Executive Officer;

(ii)	Safra A. Catz, President and current Chief Financial Officer, and Jeff Epstein, former Executive Vice President and Chief Financial Officer, each of whom served as CFO for a portion of fiscal 2011;

(iii)

Mark V. Hurd, President; Thomas Kurian, Executive Vice President, Product Development; and Jeffrey O. Henley, Chairman of the Board; our three most highly compensated executive officers other than our CEO and CFOs, as determined by reference to compensation for fiscal 2011 and who were serving as executive officers at the end of fiscal 2011;

(iv)

Keith Block, Executive Vice President, North America Sales and Consulting, who remains employed by Oracle in this capacity and retains all of his job responsibilities and title, but is no longer an executive officer within the meaning of the Exchange Act due to a change in officer designation made by the Board during fiscal 2011; and

(v)

Charles E. Phillips, Jr., former President, who together with Mr. Block, are individuals for whom disclosure would have been provided, but for the fact that they were not serving as executive officers at the end of fiscal 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Lawrence J. Ellison	2011	1	—	62,668,200	13,341,994	1,545,820	77,556,015
Chief Executive Officer	2010	250,001	—	61,946,500	6,453,254	1,493,320	70,143,075
	2009	1,000,000	—	78,421,000	3,586,813	1,493,946	84,501,759
Safra A. Catz	2011	912,500(3)	—	32,151,000	9,014,861	17,526	42,095,887
President and Chief Financial Officer (3)	2010	800,000	—	31,744,500	3,871,953	17,914	36,434,367
	2009	800,000	—	39,382,500	2,152,088	18,150	42,352,738
Mark V. Hurd	2011	698,106	2,000,000	68,349,000	7,299,368	16,066	78,362,540
President (4)
Thomas Kurian	2011	800,000	—	25,720,800	7,211,889	11,106	33,743,795
Executive Vice President, Product Development	2010	780,114	—	23,809,600	3,871,953	11,480	28,473,147

Jeffrey O. Henley	2011	650,000	—	2,572,080	901,486	30,553	4,154,119
Chairman of the Board
Keith Block	2011	800,000	—	9,645,300	5,858,911	13,849	16,318,060
Executive Vice President, North America Sales and Consulting	2010	800,000	—	9,523,350	2,506,272	14,348	12,843,970
	2009	800,000	—	11,814,750	—	14,862	12,629,612

Charles E. Phillips, Jr.	2011	279,860	—	25,720,800(5)	—	3,727	26,004,387
Former President (5)	2010	800,000	—	25,395,600	3,871,953	13,824	30,081,377
	2009	800,000	—	31,506,000	2,152,088	13,050	34,471,138
Jeff Epstein	2011	659,589	800,000	3,215,100(6)	—	18,753	4,693,442
Former Executive Vice President and Chief Financial Officer (6)	2010	700,000	—	3,174,450	853,120	207,571	4,935,141
	2009	511,742	—	6,694,200	474,177	121,742	7,801,861

(1)

As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the stock options granted during the relevant fiscal years computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Please refer to “Compensation Discussion and Analysis—Long-term Incentive Compensation—Stock Options” included elsewhere in this proxy statement for a description of the intrinsic value of the stock options. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2011.

(2)	For fiscal 2011, the amounts reported in this column include:

(a)

Company matching contributions under the 401(k) Plan of $5,100 for Messrs. Ellison, Hurd, Henley, Block and Epstein, and Ms. Catz. Similar to our other employees, named executive officers are eligible to participate in our 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a vesting schedule.

(b)

Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $9,487 for Mr. Ellison, $12,426 for Ms. Catz, $10,966 for Mr. Hurd, $11,106 for Mr. Kurian, $25,453 for Mr. Henley, $8,749 for Mr. Block, $3,727 for Mr. Phillips and $13,653 for Mr. Epstein.

(c)

Security-related costs and expenses of $1,531,233 for Mr. Ellison’s residence. Pursuant to a residential security program for Mr. Ellison, as described in “Compensation Discussion and Analysis—Elements of Our Compensation Program—Perquisites and Other Personal Benefits—Residential Security,” Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)

We have hired a law firm to assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. In fiscal 2011, Mr. Ellison received $3,806 in services, Mr. Henley received $1,839 in services, and Mr. Epstein received $2,902 in services from this law firm. We did not pay on behalf of or reimburse any of our other named executive officers for use of this service in fiscal 2011.

(e)

The following may be deemed to be “personal benefits” for our named executive officers although there was no aggregate incremental cost to us during fiscal 2011: two of our named executive officers were accompanied by family members on an airplane leased by us for business trips. We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Messrs. Ellison and Hurd being accompanied by family members in fiscal 2011. However, in the interests of transparency, we estimate that this use resulted in a loss of a corporate income tax deduction in the amount of approximately $148,039 (which is not included in this column) for fiscal 2011.

(3)

In August 2010, Ms. Catz’s annual base salary increased from $800,000 to $950,000. Ms. Catz received no additional compensation when she assumed the additional role of Chief Financial Officer in April 2011.

(4)	Mr. Hurd was appointed as our President and elected as a director on September 6, 2010.

(5)

Mr. Phillips resigned on September 5, 2010. Upon his resignation, Mr. Phillips forfeited all of his outstanding and unvested stock options. Mr. Phillips did not realize any benefit from the stock option granted to him during fiscal 2011, which was not scheduled to commence vesting until July 1, 2011. Nevertheless, the SEC’s disclosure rules require us to include a grant date fair value for this award in the Summary Compensation Table.

(6)

Mr. Epstein resigned on April 25, 2011. Upon his resignation, Mr. Epstein forfeited all of his outstanding and unvested stock options. Mr. Epstein did not realize any benefit from the stock option granted to him during fiscal 2011, which was not scheduled to commence vesting until July 1, 2011. Nevertheless, the SEC’s disclosure rules require us to include a grant date fair value for this award in the Summary Compensation Table.

Stock Options and Option Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of our Amended and Restated 2000 Long-Term Equity Incentive Plan and our Amended and Restated 1993 Directors’ Stock Plan. The Compensation Committee, among other things, selects grantees under our Amended and Restated 2000 Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting stock options on pre-established dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve stock option grants (other than the annual stock option grants described below), including grants to new hires and promoted employees. The Board has also delegated to an executive officer committee, consisting of our CEO, the authority to approve grants of stock options to acquire up to 100,000 shares to non-executive officers and employees. The Compensation Committee and F&A Committee also monitor the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock. We do not grant stock options in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on stock option grant dates.

Because we believe stock options are an important part of our compensation program, we also grant stock options on an annual basis to key employees, including our executive officers. The Compensation Committee approves these annual stock option grants during the ten business-day period following the second trading day after the announcement of our fiscal year-end earnings. We implemented this policy in an effort to issue our annual stock option grants during the time when potential material information regarding our financial performance is most likely to be available to our stockholders and the market.

Grants of Plan-Based Awards During Fiscal 2011

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended May 31, 2011. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at 2011 Fiscal Year-End Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lawrence J. Ellison	7/1/10	—	—	—	7,000,000	21.55	62,668,200
	—	—	7,519,194	15,000,000	—	—	—
Safra A. Catz	7/1/10	—	—	—	5,000,000	21.55	32,151,000
	—	—	5,080,536	10,161,073	—	—	—
Mark V. Hurd	9/8/10	—	—	—	10,000,000	24.14	68,349,000
	—	—	4,255,579	8,511,157	—	—	—
Thomas Kurian	7/1/10	—	—	—	4,000,000	21.55	25,720,800
	—	—	4,064,429	8,128,858	—	—	—
Jeffrey O. Henley	7/1/10	—	—	—	400,000	21.55	2,572,080
	—	—	508,054	1,016,107	—	—	—
Keith Block	7/1/10	—	—	—	1,500,000	21.55	9,645,300
	—	—	4,358,911	5,858,911	—	—	—
Charles E. Phillips, Jr.	7/1/10	—	—	—	4,000,000 (4)	21.55	25,720,800 (4)
	—	—	4,064,429	8,128,858	—	—	—
Jeff Epstein	7/1/10	—	—	—	500,000 (5)	21.55	3,215,100 (5)
	—	—	508,054	1,016,107	—	—	—

(1)

The target and maximum plan award amounts reported in these columns are derived from our Executive Bonus Plan for fiscal 2011. The actual payout amounts for fiscal 2011 under the Executive Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)	The stock options reported in this column were granted under our Amended and Restated 2000 Long-Term Equity Incentive Plan.

(3)

As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the stock options granted during fiscal 2011 computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Please refer to “Compensation Discussion and Analysis—Long-term Incentive Compensation—Stock Options” included elsewhere in this proxy statement for a description of the intrinsic value of the stock options. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2011.

(4)	Mr. Phillips resigned on September 5, 2010. As a result of his resignation, Mr. Phillips forfeited all of his outstanding and unvested stock options, including 100% of this award.

(5)	Mr. Epstein resigned on April 25, 2011. As a result of his resignation, Mr. Epstein forfeited all of his outstanding and unvested stock options, including 100% of this award.

Outstanding Equity Awards at 2011 Fiscal Year-End

Our equity incentive program for our named executive officers consists exclusively of stock options. The following table provides information on the stock option holdings of the named executive officers as of May 31, 2011. This table includes all outstanding, unexercised and unvested stock options. Each outstanding stock option is shown separately for each named executive officer.

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence J. Ellison	07/11/03	900,000	0	12.60	07/11/13
	08/27/04	2,500,000	0	10.23	08/27/14
	06/20/05	6,000,000	0	12.34	06/20/15
	07/06/06	7,000,000	0	14.57	07/06/16
	07/05/07	5,250,000	1,750,000	20.49	07/05/17
	07/03/08	3,500,000	3,500,000	20.73	07/03/18
	07/02/09	1,750,000	5,250,000	21.04	07/02/19
	07/01/10	0	7,000,000	21.55	07/01/20
Safra A. Catz	07/11/03	700,000	0	12.60	07/11/13
	06/20/05	3,000,000	0	12.34	06/20/15
	07/06/06	4,000,000	0	14.57	07/06/16
	07/05/07	3,000,000	1,000,000	20.49	07/05/17
	07/03/08	2,500,000	2,500,000	20.73	07/03/18
	07/02/09	1,250,000	3,750,000	21.04	07/02/19
	07/01/10	0	5,000,000	21.55	07/01/20
Mark V. Hurd	09/08/10	0	10,000,000	24.14	09/08/20
Thomas Kurian	02/17/06	1,072,500	0	12.44	02/17/16
	07/05/07	475,000	250,000	20.49	07/05/17
	07/03/08	0	1,250,000	20.73	07/03/18
	07/02/09	1,000,000	3,000,000	21.04	07/02/19
	07/01/10	0	4,000,000	21.55	07/01/20
Jeffrey O. Henley	07/03/02	1,000,000	0	8.68	07/03/12
	07/11/03	700,000	0	12.60	07/11/13
	08/27/04	750,000	0	10.23	08/27/14
	06/20/05	500,000	0	12.34	06/20/15
	07/06/06	400,000	0	14.57	07/06/16
	07/05/07	300,000	100,000	20.49	07/05/17
	07/03/08	200,000	200,000	20.73	07/03/18
	07/02/09	100,000	300,000	21.04	07/02/19
	07/01/10	0	400,000	21.55	07/01/20
Keith Block	07/05/07	1,125,000	375,000	20.49	07/05/17
	07/03/08	750,000	750,000	20.73	07/03/18
	07/02/09	375,000	1,125,000	21.04	07/02/19
	07/01/10	0	1,500,000	21.55	07/01/20
Charles E. Phillips, Jr. (2)	—	—	—	—	—
Jeff Epstein (2)	—	—	—	—	—

(1)	All stock options vest or vested 25% per year over four years on each anniversary of the date of grant.

(2)

Mr. Phillips resigned as President on September 5, 2010 and Mr. Epstein resigned as Executive Vice President and Chief Financial Officer effective as of April 25, 2011. By May 31, 2011, Messrs. Phillips and Epstein had exercised all of their vested stock options and forfeited all unvested stock options.

Option Exercises During Fiscal 2011

The following table sets forth information with respect to the named executive officers concerning the exercises of stock options during fiscal 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)
Lawrence J. Ellison	—	—
Safra A. Catz	2,000,000	21,009,657
Mark V. Hurd	—	—
Thomas Kurian	2,450,000	30,652,217
Jeffrey O. Henley	1,000,000	11,890,000
Keith Block	501,010	6,318,120
Charles E. Phillips, Jr.	3,500,000	14,815,000
Jeff Epstein	625,000	10,767,250

(1)

The value realized on exercise is calculated as the difference between the market price of the shares of our common stock underlying the stock options exercised and the applicable exercise price of those stock options.

Non-qualified Deferred Compensation

Employees (including our named executive officers) earning an annual base salary of $185,000 or more are eligible to enroll in our Deferred Compensation Plan. Under the Deferred Compensation Plan, employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change-in-control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in our 401(k) Plan.

The table below provides information on the non-qualified deferred compensation of the named executive officers in fiscal 2011.

Name	Executive Contributions in FY 2011 ($)	Registrant Contributions in FY 2011 ($)	Aggregate Earnings in FY 2011 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2011-end ($)
Lawrence J. Ellison	—	—	2,505,213	—	12,651,475
Safra A. Catz	—	—	—	—	—
Mark V. Hurd	—	—	—	—	—
Thomas Kurian	—	—	—	—	—
Jeffrey O. Henley	854,074	—	2,739,121	(2,935,893)	11,693,479
Keith Block	141,314	—	925,931	—	6,011,872
Charles E. Phillips, Jr.	—	—	—	—	—
Jeff Epstein	—	—	—	—	—

Potential Payments Upon Termination or Change-in-Control

Typically, we have entered into an employment offer letter with each of our named executive officers upon hire but that letter provides that the executive is employed “at will”. None of these employment offer letters with our named executive officers provide for payments or benefits upon a termination of employment or in connection with a change-in-control of Oracle, other than our broad-based equity plan described below.

Double-Trigger Change-in-Control Benefits Under our Equity Plan

The vesting of all outstanding stock options under our Amended and Restated 2000 Long-Term Equity Incentive Plan, including those held by our named executive officers, will accelerate if:

•	Oracle is acquired; and

•	the stock options are not assumed, or if the stock options are assumed and the optionholder’s employment is terminated without cause within 12 months following the acquisition.

The following table provides information on the intrinsic value as of May 31, 2011 of the unvested “in-the-money” stock options held by our named executive officers which would accelerate under the circumstances described in the preceding paragraph. The intrinsic value is calculated as the number of unvested shares multiplied by the spread, i.e., the amount by which the market value of our common stock on May 31, 2011 ($34.22 per share) exceeded the exercise price of the related stock option.

Potential Double-Trigger Change-in-Control Benefits as of May 31, 2011
Name	Intrinsic Value of Unvested In-the-Money Stock Options as of May 31, 2011 ($)
Lawrence J. Ellison	229,127,500
Safra A. Catz	160,230,000
Mark V. Hurd	100,800,000
Thomas Kurian.	110,515,000
Jeffrey O. Henley.	13,093,000
Keith Block.	49,098,750
Charles E. Phillips, Jr.	—
Jeff Epstein	—

Equity Compensation Plan Information

The following table summarizes information, as of May 31, 2011, regarding our equity compensation plans.

	May 31, 2011 (in millions, except price data)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(1)
Equity compensation plans approved by stockholders	330	19.33		572	(2)
Equity compensation plans not approved by stockholders (3)	26	20.32		—

Total	356	19.40	(4)	572

(1)	These numbers exclude the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights.”

(2)

This number includes approximately 499 million shares available for future issuance under the Amended and Restated 2000 Long-Term Equity Incentive Plan, approximately 2 million shares available for future issuance under the Amended and Restated 1993 Directors’ Stock Plan, and approximately 71 million shares available for future issuance under the ESPP.

(3)	These stock options and restricted stock units were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans that originally issued these awards.

(4)

Of the approximately 356 million securities to be issued, approximately 354 million reflects securities to be issued upon exercise of outstanding stock options with a weighted average exercise price of $19.53 and a weighted average remaining contractual life of 6.66 years. The remaining portion represents restricted stock units, which have no purchase price.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2011

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2011.

The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by:	Donald L. Lucas, Chair
Michael J. Boskin, Vice Chair
H. Raymond Bingham

Dated: June 27, 2011

TRANSACTIONS WITH RELATED PERSONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in the charter for the Independence Committee which is posted on our website at www.oracle.com/goto/corpgov, the Independence Committee reviews and approves each individual related person transaction exceeding $120,000, including material amendments thereto.

To be approved, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us.

We annually survey our directors and executive officers to identify any entities they are affiliated with that may enter into a transaction with us that would require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of products and services, we also compare transactions posted to our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of products and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which we enter into a transaction while Mr. Ellison is one of our executive officers or Chairman of our Board of Directors. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where it can conclude that such transactions are otherwise on terms that were fair to us.

The Independence Committee also reviews and monitors on-going relationships with related persons to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related persons, including transactions that did not require approval. Total related person transaction revenues and operating expenses were 0.01% and 0.01%, respectively, of our total revenues and operating expenses in fiscal 2011.

Sales of Products and Services

In the ordinary course of our business, we have sold products and services to companies in which Mr. Ellison directly or indirectly has a controlling interest. For fiscal 2011, the total amount of all purchases by these companies was approximately $4.2 million. The following list identifies which of these companies purchased more than $120,000 in products and services from us in fiscal 2011. Services, such as software license updates and product support, which were paid for in fiscal 2011 may be provided by us in future fiscal years.

•	LeapFrog Enterprises, Inc. purchased approximately $2.3 million in software license, hardware, support and education;

•	NetSuite, Inc. purchased approximately $1.7 million in software license and support; and

•	Pillar Data Systems, Inc. (“Pillar Data”) purchased approximately $150,000 in software license, support and education.

Mr. Conrades is Chairman of the Board of Akamai Technologies, Inc. (“Akamai”) and was an executive officer of Akamai until August 2010, and Ms. Seligman is currently a director of Akamai. During the period of fiscal 2011 when Mr. Conrades was an executive officer of Akamai, Akamai purchased from us approximately $584,000 of products and services. In addition, during that same period in fiscal 2011, we purchased certain services from Akamai but the amount did not exceed $120,000.

Purchases of Goods and Services

We occasionally enter into transactions, other than the sale of products and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. In fiscal 2011, we leased aircraft and purchased services in excess of $120,000 from Wing and a Prayer, Inc., a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal 2011 was approximately $1.1 million. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

Acquisition of Pillar Data

On July 18, 2011, we acquired Pillar Data, a company headquartered in San Jose, California, that develops and sells enterprise storage systems solutions. Prior to this acquisition, Pillar Data was directly and indirectly majority-owned and controlled by Mr. Ellison and was a debtor of an affiliate of Mr. Ellison.

We entered into an agreement and plan of merger dated as of June 29, 2011 (the “Merger Agreement”), with Panther Acquisition Corporation and Pillar Data, pursuant to which we acquired all of the issued and outstanding equity interests of Pillar Data in exchange for rights to receive contingent cash merger consideration, i.e. an “earn-out,” as described below and subject to certain conditions (the “Earn-Out”). As a result, we did not make any upfront payments to Pillar Data or any Pillar Data stockholders, including Mr. Ellison, or option holders when we completed this acquisition. An affiliate of Mr. Ellison has a preference right to receive the first approximately $565 million of the Earn-Out, if any. Mr. Ellison and his affiliates also have rights to 55% of any amount of the Earn-Out that exceeds such $565 million.

The Earn-Out will be calculated with respect to a three-year period commencing with our second quarter of fiscal 2012 (which ends on November 30, 2011) and concluding with our first quarter of fiscal 2015 (the “Earn-Out Period”). The Earn-Out will be an amount (if positive) calculated based on the product of (i) the difference between (x) future revenues generated from the sale of certain Pillar Data products during the last four full fiscal quarters of Oracle during the Earn-Out Period minus (y) certain losses associated with certain Pillar Data products incurred over the entire Earn-Out Period, multiplied by (ii) three (3). Our obligation to pay the Earn-Out will be subject to reduction as a result of our right to set-off the amount of any indemnification claims we may have under the Merger Agreement. We do not expect the amount of the Earn-Out or its potential impact will be material to our results of operations or financial position.

The Independence Committee, which is comprised solely of independent directors in accordance with the rules of the NASDAQ Stock Market, led the negotiation of this transaction and reviewed the terms of this transaction as required by the Independence Committee’s Charter and Oracle’s Conflict of Interest Policy for Senior Officers. The Independence Committee engaged its own separate legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and its own separate financial advisor, Perella Weinberg Partners LP (“PWP”), to advise it on this transaction. PWP provided the Independence Committee with a fairness opinion in connection with this transaction. The terms of this transaction were unanimously approved by the Independence Committee and, based upon the recommendation of the Independence Committee, by the independent members of Oracle’s Board of Directors after the Independence Committee and the independent members of Oracle’s Board of Directors concluded that such terms were fair to

Oracle and determined that the transaction was in the best interests of Oracle and its stockholders. Mr. Ellison recused himself from the internal discussions and deliberations of the Independence Committee and of the other independent members of Oracle’s Board of Directors regarding this transaction. The amount of any Earn-Out to be paid by us in the future will also be determined by the Independence Committee in its sole discretion absent any arithmetic error.

As part of the terms of this transaction, the Independence Committee negotiated, among other things, that: (i) there is no duty for Oracle or the Independence Committee to ensure the Earn-Out will result in a payment to any Pillar Data stockholders and option holders, including Mr. Ellison; and (ii) the operation and management of the Pillar Data business during the Earn-Out Period will be in the sole and absolute discretion of Oracle with oversight from the Independence Committee. The Independence Committee is currently monitoring the operation and management of the Pillar Data business and the progress of the Earn-Out during the Earn-Out Period.

Disposition of Sums received from Director and Officer Insurance Payments

In 2001, Oracle and Mr. Ellison, among others, were named as defendants in a class action and derivative litigation matters. Oracle incurred legal fees and other expenses in connection with defending these matters. Mr. Ellison incurred expenses in connection with settling one of the derivative litigations. Oracle made claims on its directors and officers insurance for reimbursement of sums paid by Oracle and Mr. Ellison in connection with the lawsuits. Ultimately, the insurers paid $65.3 million to Oracle and Mr. Ellison, with those sums being placed in escrow pending the final resolution of the class action and derivative litigation matters.

The F&A Committee members negotiated a proposed method for dividing the $65.3 million plus interest between Oracle and Mr. Ellison, such that the sums would be divided proportionally based on certain agreed-upon expenses incurred in connection with the securities and derivative litigation matters. Thereafter, the Independence Committee approved the division of the settlement funds between Oracle and Mr. Ellison, with Oracle receiving approximately $49.7 million and Mr. Ellison receiving approximately $15.6 million, and any accrued interest being distributed proportionally among the parties.

LEGAL PROCEEDINGS

On August 2, 2010, a stockholder derivative lawsuit was filed in the United States District Court for the Northern District of California. On August 19, 2010, a similar stockholder derivative lawsuit was filed in the Superior Court of the State of California, County of San Mateo. The derivative suits were brought by alleged stockholders of Oracle, purportedly on our behalf, against some of our current officers and directors. Citing the claims in a qui tam action (discussed below), plaintiffs allege that Oracle improperly overcharged the United States government by failing to provide discounts required under its contract with the General Services Administration (“GSA”), and that Oracle made false statements to the United States government. Plaintiffs alleged that the officer and director defendants are responsible for this alleged conduct and have exposed Oracle to reputational damage, potential monetary damages, and costs relating to the investigation, defense, and remediation of the underlying claims. Plaintiffs bring claims for breach of fiduciary duty, abuse of control, and unjust enrichment. The plaintiffs seek compensatory and other damages, restitution, disgorgement of alleged illicit proceeds, punitive damages and other relief. On September 20, 2010, Oracle removed the San Mateo action to the United States District Court for the Northern District of California. On September 30, 2010, plaintiff in the former San Mateo action brought a motion to remand that case to San Mateo Superior Court. On October 28, 2010, Oracle brought a motion to dismiss the two actions, arguing that the Delaware Chancery Court is the proper venue for both actions. On January 3, 2011, the court denied plaintiff’s motion to remand, and the court also denied Oracle’s motion to dismiss the actions for improper venue. Thereafter, the two cases were consolidated, and on February 10, 2011, plaintiffs filed a consolidated complaint. On March 31, 2011, Oracle filed a motion to dismiss the consolidated complaint, and the individual defendants brought a separate motion to dismiss. Plaintiffs filed a consolidated opposition to these motions on April 28, 2011, and defendants filed a consolidated reply on May 19, 2011. The court heard oral arguments on these motions on June 2, 2011, but has not yet ruled on these motions. As discussed in the paragraph below, Oracle believes that the claims in the qui tam action are meritless.

On June 16, 2009, the United States Department of Justice notified us that a qui tam action had been filed against Oracle in the United States District Court for the Eastern District of Virginia and that the government was conducting an investigation of the allegations in the sealed complaint. On July 29, 2010, the United States government filed a Complaint in Intervention in that action, alleging that Oracle made false and fraudulent statements to the GSA in 1997-98 regarding Oracle’s commercial pricing practices, discounts provided to Oracle’s commercial customers, and discounts provided to government purchasers. The government alleges that Oracle also improperly manipulated commercial sales to avoid the discounting restrictions imposed by the GSA contract, reiterated and confirmed in 2001 false statements allegedly made during the 1997-98 contract negotiations, and breached a duty to inform the government about discounts offered to commercial customers. The Complaint in Intervention alleges False Claims Act violations and claims for breach of contract, fraud in the inducement, constructive fraud, fraud by omission, payment by mistake, and unjust enrichment. The Complaint in Intervention seeks statutory penalties and damages, including treble damages. Oracle filed a motion to dismiss the complaint and on November 3, 2010, the court granted the motion in part and denied it in part. The court dismissed the government’s claims to the extent they arose before May 29, 2001, and ordered the government to file a new complaint. This First Amended Complaint was filed on November 16, 2010, and makes allegations similar to those in the original complaint. Oracle filed a motion to dismiss the First Amended Complaint, which was denied. Oracle answered the First Amended Complaint on February 1, 2011. The parties are currently engaged in settlement negotiations, and as a result, the discovery and trial schedules have been suspended. We believe that we have meritorious defenses against this action, and if we are unable to reach a settlement, we will continue to vigorously defend against this action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2011, all the Reporting Persons complied with all applicable filing requirements, with the following exception: a late Form 4 was filed on July 13, 2010 on behalf of Luiz Meisler to report a purchase of Oracle common stock on July  8, 2010.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to be named in this proxy statement and to serve if elected. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Directors

The following directors are being nominated for election by our Board, including our Chief Executive Officer and our other executive officers on our Board: Jeffrey S. Berg, H. Raymond Bingham, Michael J. Boskin, Safra A. Catz, Bruce R. Chizen, George H. Conrades, Lawrence J. Ellison, Hector Garcia-Molina, Jeffrey O. Henley, Mark V. Hurd, Donald L. Lucas and Naomi O. Seligman.

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines, available at www.oracle.com/goto/corpgov.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with a non-binding, advisory vote on the compensation paid to our named executive officers.

In deciding how to vote on this proposal, we urge you to consider the following factors, all of which are described in detail under “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement:

•	We have a results-oriented executive compensation program that emphasizes variable (rather than guaranteed) compensation.

•	Our named executive officers received an average of approximately 97% of their total compensation in fiscal 2011 in the form of performance-based vehicles, as follows:

•	an average of approximately 80% of their total compensation was awarded in the form of stock options, which require increased stock price to have any value; and

•	an average of approximately 17% of their compensation was paid as an annual bonus which was directly linked to improved financial performance.

•	Our strong emphasis on stock options and performance bonuses effectively links executive compensation to performance.

•	We do not have employment agreements or change-in-control agreements with our executive officers.

•	Our dilution rate from stock options is significantly lower than the rates at our peer companies.

•	We do not reprice underwater stock options.

•

We evaluate our compensation policies and practices on an ongoing basis and modify programs as necessary to address evolving practices. For example, our Governance Committee amended our Stock Ownership Guidelines during fiscal 2011 to significantly increase the number of shares of Oracle stock that senior officers must own.

For additional details regarding our executive compensation program and the compensation paid to our named executive officers, please refer to “Executive Compensation” included elsewhere in this proxy statement.

Required Vote

We are asking our stockholders to indicate their support for the compensation of our named executive officers and our compensation philosophy as described in this proxy statement. You may vote “FOR” or “AGAINST” the following resolution, or you may “ABSTAIN.” This advisory vote on executive compensation will be approved if it receives the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in Oracle’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosures that accompany the compensation tables.”

Your vote is advisory, and therefore not binding on Oracle, the Board or the Compensation Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

The Board of Directors recommends a vote FOR

the advisory approval of Executive Compensation.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. This non-binding, advisory vote must be submitted to stockholders at least once every six years.

Required Vote

You have four choices for voting on the following resolution. You can choose whether future advisory votes on executive compensation should be conducted every “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the Annual Meeting will be considered the advisory vote of our stockholders.

“RESOLVED, that the stockholders indicate, by their vote on this resolution, whether future advisory votes on executive compensation should occur every year, every two years or every three years.”

The Governance Committee and full Board reviewed whether to recommend having this advisory vote every year, every two years or every three years. Given the potential advantages and disadvantages of each choice, however, the Board determined not to make a recommendation on this proposal but instead wait and consider the views of our stockholders before making any determination as to the appropriate frequency of future advisory votes on executive compensation.

Your vote on this proposal is advisory, and therefore not binding on Oracle, the Board or the Governance Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Governance Committee. Nevertheless, our Board and Governance Committee value the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on executive compensation.

The Board of Directors has determined not to

make a recommendation on this proposal.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Finance and Audit (F&A) Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2012. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed, among other factors, auditor independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with E&Y that would impair their independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board of Directors—Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors.”

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal 2011.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal 2011 and 2010 by E&Y:

Fees	2011	2010
Audit Fees (1)	$21,983,054	$24,486,630
Audit Related Fees (2)	610,000	443,000
Tax Fees (3)	514,473	281,166
All Other Fees (4)	56,416	54,995

TOTAL FEES	$23,163,943	$25,265,791

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)	Audit related fees for fiscal 2011 and fiscal 2010 consisted of assurance and related services for our services businesses.

(3)	Tax fees for fiscal 2011 and 2010 consisted principally of transfer pricing related services, as well as tax compliance and advisory services for Oracle and entities acquired by Oracle.

(4)	All other fees for fiscal 2011 and 2010 consisted of subscriptions to E&Y’s online research tool, as well as training provided regarding International Financial Reporting Standards (IFRS).

Required Vote

The ratification of the selection of E&Y will be approved if it receives the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL ON EQUITY RETENTION POLICY

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, represented that it beneficially owned more than $2,000 of Oracle’s common stock for more than one year and has notified us that a representative intends to present the proposal set forth in quotes below (the “Equity Retention Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Equity Retention Proposal for the reasons stated after the proposal.

“Resolved, that stockholders of Oracle Corporation (“Oracle”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Oracle’s 2012 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy shall apply to future equity compensation and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Oracle. According to Oracle’s 2010 proxy statement, option awards represented 64% to 88% of the total direct compensation value provided to named executive officers in fiscal year 2010. In FY 2009, Chief Executive Officer Lawrence J. Ellison realized more than $124 million in reported value through the exercise of 10,000,000 options. In FYI [sic] 2010, three other named executive officers (NEOs) realized almost $52 million in reported value through the exercise of options.

We believe there is a link between shareholder wealth and direct stock ownership by executives. For example, according to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))

Oracle CEO Lawrence J. Ellison holds a significant amount of Oracle shares, but the other NEOs do not. According to the 2010 proxy statement, the other NEOs held 21,000,000 million [sic] shares subject to option, but only held approximately 46,000 shares outright. Oracle only has a minimum stock ownership guideline requiring that executives own a specified amount of shares of Oracle stock. Unlike many other companies, Oracle does not require stock ownership as a multiple of salary, nor does it have a retention requirement in place to ensure that executives continue to hold a portion of shares through termination of employment.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would ensure a focus on Oracle’s long-term success and would better align senior executives’ interests with those of Oracle stockholders. In the context of the recent financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

We urge stockholders to vote for this proposal.”

STATEMENT IN OPPOSITION TO

PROPOSAL NO. 5

We oppose the adoption of this stockholder proposal because we believe that the proposal is unnecessary and not in the best interests of our stockholders. Our stockholders have defeated substantially similar proposals during the last two years in a row with approximately 79% of our stockholders who voted on this matter voting against this proposal each year.

Our Stock Ownership Guidelines were amended by the Governance Committee in July 2011 to significantly increase the number of shares of Oracle stock that senior officers must own. Under the new guidelines, our CEO must own at least 250,000 shares (up 50x from the prior guidelines) and the Presidents must own at least 100,000 shares (up 20x from the prior guidelines). For details, please see “Corporate Governance—Corporate Governance Guidelines—Stock Ownership Guidelines for Directors and Senior Officers” and “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines for NEOs” included elsewhere in this proxy statement. Our Stock Ownership Guidelines strike an appropriate balance between ensuring that our executives have a significant equity stake in the future of Oracle, while also allowing them to prudently manage their personal financial affairs. We believe that the Equity Retention Proposal, with its high retention threshold and indefinite holding period, does not strike that balance.

The Board of Directors believes that it is extremely important to ensure that Oracle’s executive compensation program gives management an incentive to maximize long-term stockholder value. Our Compensation Committee designs the equity compensation component of our program specifically to align executive’s interests with those of our stockholders. The following features are included in our executive equity compensation to encourage our executives’ continuing interest in our long-term performance:

•

Executives’ options have a four-year vesting schedule, with 25% vesting each year following the grant date. This results in executives having a strong interest in ensuring that Oracle’s stock value continues to grow for several years.

•

Executives receive only stock options. Because they receive options with an exercise price equal to the fair market value of our stock price on the grant date, our executives have a significant downside risk to the value of their equity awards if the price of our stock falls in the long run and are motivated to create long-term growth in stockholder value that far outweighs any incentive related to the short-term price of our stock.

Together, these features result in executives realizing significant value from their equity compensation only if our stock price both rises and sustains its growth over time. Accordingly, we do not believe that the restrictions in this proposal provide a meaningful addition to our existing compensation practices, which already encourage executives to focus on long-term performance and align executives’ interests with those of stockholders. Instead, we believe the adoption of this equity retention policy would result in an overemphasis on post-retirement compensation and undermine the effectiveness of our existing executive compensation programs. In fact, we believe that adoption of this policy could be seen as encouraging successful executives to leave employment in order to realize value on their equity holdings. We believe that our existing equity compensation policies enable our senior executives to realize value from their equity compensation while at the same time ensuring that they remain motivated to act in the interests of our long-term growth and financial success.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

Required Vote

The adoption of the Equity Retention Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Our bylaws contain procedures governing how stockholders can propose business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Corporate Governance—Nomination of Directors—Stockholder Nominations and Bylaw Procedures.” A description of the procedures governing the proposal of other business follows.

Notice Requirements. A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines. Stockholder proposals for inclusion in our proxy materials relating to our 2012 Annual Meeting must be received by April 28, 2012 in accordance with Rule 14a-8.

If a stockholder wants to submit a proposal for the 2012 Annual Meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our bylaws. Therefore, if a stockholder wants to submit a proposal for the 2012 Annual Meeting but does not want to include it in our proxy materials, such stockholder proposals will need to be delivered in writing between April 28, 2012 and May 28, 2012, unless our 2012 Annual Meeting takes place before September 12, 2012, or after November 11, 2012. If this were to occur, stockholder proposals would need to be delivered before the later of 90 days before the date of the 2012 Annual Meeting or the 10th day following the announcement of the date of the 2012 Annual Meeting.

If stockholders do not comply with these bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meeting. If we are not notified of a stockholder proposal by May 28, 2012, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice. Stockholder proposals must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) or fax (1-650-506-3055), in each case with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our bylaws and Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to propose other business at a stockholder meeting and, if desired, to include a stockholder proposal in our annual proxy materials. Our bylaws are posted on our website at www.oracle.com/goto/corpgov.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice included in this proxy statement. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY
Senior Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

Oracle Corporation 2011 Annual Meeting of Stockholders

October 12, 2011

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

4290-PS11	C17734

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 8:59 PM Pacific Time on October 11, 2011.

                    Fulfillment

01436             01439

INTERNET
http://www.proxyvoting.com/orcl
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTORS (PROPOSAL 1); FOR PROPOSALS 2 AND 4; AGAINST PROPOSAL 5; AND MAKES NO RECOMMENDATION ON PROPOSAL 3.	Please mark your votes as indicated in this example	☒

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

1.	ELECTION OF DIRECTORS			FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees:						2.	Advisory vote on executive compensation.	☐	☐	☐
01	Jeffrey S. Berg	07	Lawrence J. Ellison	☐	☐	☐		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
02	H. Raymond Bingham	08	Hector Garcia-Molina				3.	Advisory vote on the frequency of future votes relating to executive compensation. ☐	☐	☐	☐
03	Michael J. Boskin	09	Jeffrey O. Henley
04	Safra A. Catz	10	Mark V. Hurd
05	Bruce R. Chizen	11	Donald L. Lucas						FOR	AGAINST	ABSTAIN
06	George H. Conrades	12	Naomi O. Seligman				4.	Ratify the selection of Ernst & Young as the independent public accounting firm for fiscal 2012.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
							5.	Act on a stockholder proposal regarding equity retention.	☐	☐	☐
*Exceptions

							NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
									Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Oracle Corporation account online.

Access your Oracle Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Oracle Corporation, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-278-4885

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice and Proxy Statement and the 2011 Form 10K are available at: http://www.proxyvoting.com/orcl

▼ FOLD AND DETACH HERE ▼

Annual Meeting of Stockholders

OCTOBER 12, 2011 10:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of ORACLE CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on October 12, 2011, in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR the election of the twelve director nominees (Proposal 1), FOR Proposals 2 and 4, ABSTAIN for Proposal 3, and AGAINST Proposal 5). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	01436	Fulfillment 01439